UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Check appropriate box:

☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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XM SATELLITE RADIO HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

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XM Satellite Radio Holdings Inc.’s website regarding its merger with Sirius Satellite Radio Inc., which is available at www.XMmerger.com and has information about the proposed merger, has been updated. The updates include the information being filed herewith.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Sirius’s and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Sirius and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of Sirius and XM shareholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of Sirius and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause Sirius’s and XM’s results to differ materially from those described in the forward-looking statements can be found in Sirius’s and XM’s Annual Reports on Form 10-K for the year ended December 31, 2006, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and Sirius and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Important Additional Information Will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving Sirius and XM. In connection with the proposed transaction, Sirius plans to file with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of Sirius and XM plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of Sirius and XM. INVESTORS AND SECURITY HOLDERS OF SIRIUS AND XM ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Sirius and XM through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to Sirius Satellite Radio Inc., 1221 Avenue of the Americas, New York, NY 10020, Attention: Investor Relations or by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE Washington, DC 20002, Attention: Investor Relations.

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Sirius, XM and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Sirius’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007, and information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.

3

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What people are saying...

What's in it for You

You may have already heard the news that XM and SIRIUS are talking about combining into one company. And you may also have wondered what that will mean for you.

The answer is simple:

More Choices

Today, fans of satellite radio must purchase two radios and two subscriptions to get all the program offerings of both XM and SIRIUS. If our merger is approved, the combined company will offer consumers the best of each service on your current radio - at a price well below the cost of the two services today.

Better Pricing

Once we merge, you will have better pricing choices. Subscribers who want their current subscription package will not have to pay any more after the merger. There will be new subscription packages priced below our current offerings. And the best of both XM and SIRIUS will be available at a lower cost than the price of subscribing to both services separately.

Same Radios

We guarantee no radio will become obsolete. Your current radio will continue to provide you with the programming you enjoy, whether you keep your current service or change to a new subscription plan.

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Recent News

League of Rural Voters: SIRIUS/XM Merger Is Not EchoStar/DIRECTV

Click Here to Read the LRV Report

Who's afraid of mergers?
Chicago Tribune

AME Church Backs XM/Sirius
Broadcasting & Cable

Karmazin: NAB Reaction Proves Our Point
TWICE

Two Can Play: Mock ad showing NAB flip-flops
Orbitcast

View All

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©2007 XMmerger.com

The subject matter discussed in this communication will be addressed in a Joint Proxy Statement/Prospectus to be filed with the Securities and Exchange Commission. Stockholders are urged to read the Joint Proxy Statement/Prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about XM and SIRIUS, without charge, at the Securities and Exchange Commission's Internet site (http://www.sec.gov). Copies of the Joint Proxy Statement/Prospectus and the Securities and Exchange Commission filings that will be incorporated may be obtained by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE Washington, DC 20002, Attention: Investor Relations or to SIRIUS Satellite Radio Inc., 1221 Avenue of the Americas, New York, NY 10020, Attention: Investor Relations. Information regarding XM's and SIRIUS' directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the Joint Proxy Statement/Prospectus.

The information provided on this web site is "as is" without warranty of any kind, expressed or implied. XM has provided links to other Internet sites only for the convenience of visitors, and is not responsible for the materials, activities or content of other web sites.

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MORE ARTICLES

Who's afraid of mergers? Chicago Tribune — June 21, 2007

AME Church Backs XM/Sirius Broadcasting & Cable — June 19, 2007

Karmazin: NAB Reaction Proves Our Point TWICE — June 19, 2007

Internet Radio Races to Break Free of the PC The Wall Street Journal — June 18, 2007

WSJ Notices That The NAB Has An Agenda Techdirt — April 23, 2007

What's the Frequency, NAB? The Wall Street Journal — April 21, 2007

Terrestrial Radio Looks To Charge Subscription Fees, But Still Doesn't Compete With Satellite Techdirt — April 19, 2007

Dinosaurs vs. Satellites Reason Magazine, Radley Balko — April 19, 2007

More on XM-Sirius The Technology Liberation Front — April 11, 2007

A Merger and a Prayer (subscription required) Forbes — April 09, 2007

Thinking "Siriusly" About Satellite Radio Competition The Free State Foundation — April 09, 2007

Two Can Play: Mock ad showing NAB flip-flops Orbitcast — April 07, 2007

NAB Shill Says He Didn't Flip-Flop, Adds Sky Is Green And Down Is Up Techdirt — April 06, 2007

Busted: Carmel Group has already defined Satellite Radio's competitors Orbitcast — April 04, 2007

How Can New Satellite Radio Merger Analysis Be 'Independent' When The NAB Paid For It? Techdirt — April 03, 2007

Busted: Mike Hubbard, sponsor of Alabama anti-merger resolution, owns radio station (and more) Orbitcast — March 30, 2007

Satellite Sisters The New Yorker, James Surowiecki — March 19, 2007

If Terrestrial Radio Broadcasters Don't Compete With Satellite Radio... Techdirt — March 01, 2007

A Monopoly - Not San Francisco Chronicle — February 26, 2007

They Cannot Be SIRIUS - Satellite Radio The Economist — February 24, 2007

SIRIUS-XM: Tough Luck? Chicago Tribune — February 23, 2007

SIRIUS and XM Together Makes Sense for Listeners USA Today — February 23, 2007

Money, Not Outrage, Fuels Anti-Merger Fight The Miami Herald — February 22, 2007

Making Radio Waves Wall Street Journal — February 21, 2007

Let XM and Sirius Merge Los Angeles Times — February 20, 2007

League of Rural Voters: SIRIUS/XM Merger Is Not EchoStar/DIRECTV

Click Here to Read the LRV Report

PRIVACY | CONTACT US | XMRADIO.com

©2007 XMmerger.com

The information provided on this web site is "as is" without warranty of any kind, expressed or implied. XM has provided links to other Internet sites only for the convenience of visitors, and is not responsible for the materials, activities or content of other web sites.

In addition, the “More Articles” page of the updated internet website also contains links to the following third-party news articles:

Who’s afraid of mergers?

Federal regulators lose sight of free market’s efficiency, power

Chicago Tribune

Published June 21, 2007

Someone once said that the best way to get rid of a bad law is to enforce it vigorously, thus making its flaws visible to all. Federal regulators may not induce repeal of the antitrust laws, but they show a talent for making the statutes look obsolete.

It’s widely accepted that one of the crucial functions of government is to protect against monopolists and cartels. Left to its own devices, many critics of capitalism believe, the market would allow voracious corporations to collude, joining forces to hold consumers upside down and shake the nickels out of their pockets. To ensure that free markets operate for the benefit of all, we are told, the government has to strictly police mergers to keep any company from gaining an unfair advantage.

That is what it claims to be doing in two different sectors. Federal Communications Commission Chairman Kevin Martin has expressed serious qualms about approving a wedding between the only two satellite radio companies, Sirius and XM. The Federal Trade Commission is going to court to block a merger between two organic grocery chains, Wild Oats and Whole Foods.

In both cases, the rationale is that fewer companies will mean fewer choices and higher prices. But consumers who want what these firms provide have more options than the Milky Way has stars. If a couple of those stars cease to exist, nobody will notice. Besides, new stars are born every day.

Organic food consumers would not be the suffering captives of this new company. The business is growing like an organic weed. Every grocery store has a raft of offerings, and chains from Wal-Mart to Trader Joe’s are fighting to get their share of sales. If the bigger Whole Foods tries price-gouging, customers can easily find other sources for what they want — from farmers markets to online suppliers.

The key government error is defining the market as a narrow sector isolated from other sectors that provide reasonable substitutes. That same mistake explains the FCC chairman’s aversion to the satellite radio deal, as well as the letter from 72 members of the House of Representatives claiming it would have “devastating” consequences for listeners.

As it happens, the alternative to one satellite radio company may not be two companies but none. The existing ones have accumulated some $7 billion in losses between them. The merger may allow them to reduce costs, so they can eke out a profit and stay in business. Raising prices would not be easy, because consumers have plenty of affordable options. Music fans can listen to terrestrial radio, pop in a CD, find an Internet feed, turn on an iPod, flip to the cable TV music station or check out unknown talents on YouTube.

Web radio may not get as much attention as Howard Stern, but it has four times as big an audience as XM and Sirius combined. In his alarm about the proposed merger, Martin has mistaken a mouse for a moose.

The truth is, markets are more complex and dynamic than regulators assume. Bill Clinton’s Justice Department tried to break up Microsoft before it enslaved us all, but the feds got far less than they wanted. Microsoft, however, has found out that even a virtual monopoly doesn’t guarantee prosperity. Despite controlling more than 90 percent of the market for computer operating systems, the company’s stock price has been flat for the last decade — while Apple, which has only a tiny share, has skyrocketed in value since 2003.

Meanwhile, other companies, notably Google, have trounced the Big Meanie in other areas. Over the last decade, says Thomas Hazlett, a professor of law and economics at George Mason University, “Microsoft has seen its market position erode, and it has virtually nothing to do with the antitrust case.”

The point is not that corporations will never try to suppress competition, as Microsoft is accused of attempting with its new Vista operating system, which it recently agreed to alter in response to a complaint from Google. The point is that they will usually fail, because of the many choices available to the buying public — and that on the rare occasions when they succeed, the success is invariably fleeting.

Even corporations that gain dominance find that no matter how they connive, they can’t escape competition. In a market economy, today’s fearsome predator is tomorrow’s frightened prey.

AME Church Backs XM/Sirius

Broadcasting & Cable

6/19/2007

By John Eggerton — Broadcasting & Cable, 6/19/2007 12:55:00 PM

Satellite companies XM and Sirius have, appropriately, looked to the heavens for help in their pitch to merge.

In a release sent out Tuesday, the African Methodist Episcopal Church, which serves some 150,000 members in Maryland, Virginia, and D.C., as well as North Carolina, has thrown its “strong support” behind the merger.

Bishop Adam J. Richardson Jr. said in the release that the reason was that mainstream media companies have “neglected” African American music and culture.”

“Major radio stations tend to program for a narrow audience that often excludes African American voices,” said Bishop Richardson. “It is in the public interest to strengthen the already challenged satellite radio industry in order to lower prices, give consumers more choice and create more options in the radio industry.”

XM and Sirius have attracted support from a variety of minority groups who say they have been marginalized by terrestrial broadcasting, while terrestrial broadcasters, led by the National Association of Broadcasters, have drawn strong support from Capitol Hill for their efforts to block the merger.

Internet Radio on Wheels: Reason to Cut XM and Sirius Some Slack?

Public Knowledge

Submitted by Ben Kington on June 19, 2007—12:54pm.

Much of the debate over the proposed XM-Sirius merger centers around whether terrestrial radio really provides the same service as its satellite cousins, or if its orbiting kin provide something so different that Gugliermo Marconi’s baby just can’t compete. As anyone who’s driven cross country—fiddling with the dial trying to find a station that is playing something they can stand and that won’t fade to static five minutes later—can attest, there are some advantages to satellite that terrestrial just can’t match. Users to whom those advantages are important, the argument goes, have only two places to get them: XM or Sirius. A new company aims to change that. This blog has noted the forthcoming Slacker as a potential competitor in the satellite radio market before, but details were sparse as to how the service would actually work, and thus how similar to XM or Sirius it would be.

This article reveals several new details about how exactly the nascent technology will operate, and the picture revealed is of a robust competitor to XM/Sirius—at least as far as music is concerned.

The inner workings of Slacker are significantly different from XM/Sirius: rather than streaming multiple channels of real-time music simultaneously, Slacker will beam one channel of compressed music files, from all sorts of genres, at high speed. The receiver sifts through the stream, looking for songs that meet its master’s preprogrammed tastes, which it then save to internal memory for later playback. The receiver also takes advantage of any time during which it happens to be within range of a WiFi hotspot to more aggressively add to its library, seeking out songs that match what it’s looking for, rather than waiting for them to come to it via satellite. This method requires much less bandwidth than Sirius or XM, allowing Slacker to lease satellite stream from established providers rather than build its own network. Despite the vast differences under the hood between Slacker and XM/Sirius, note that both deliver a product with several marked advantages to terrestrial radio: music chosen from a library orders of magnitude wider than anything Ryan Seacrest will ever play, with the potential to be highly tailored to the tastes of the individual listener, that will play uninterrupted and static free, even on a cross country drive.

Indeed, as far as variety goes, Slacker looks to have a significant edge over XM/Sirius. The Slacker DJ feature customizes its playlist based on the user’s input of a few bands they already like, ala Pandora. Thus, whereas a fan of Modest Mouse might have a handful of channels on XM/Sirius where they could hope to sporadically hear their heroes, or something similar, with Slacker they could create an entire channel based on their favorite band, and those bands that like minded fans also dig. Slacker’s web service appears to easily beat either XM or Sirius’ offerings in terms of variety and customizable options (and it’s free!), so, if Slacker succeeds in what it’s trying to do, one would expect the same pattern to emerge in its automotive incarnation.

That’s not to say that Slacker, by itself, can completely replace everything XM/Sirius can do. Slacker, needing time to gather a library of music that conforms to its user’s preferences, will be less amenable to spontaneity. A listener who bumps their head and develops a taste for, say, Canadian Adult Alternative would be better off with XM/Sirius (though if they’re willing to wait a few hours for Slacker to adjust to their preferences, they can have a playlist specifically tailored to their new found love of Celine Dion.)

Another difference is that Slacker, since it is not live, will not support live news or talk radio. However, such programming is widely available in podcast form, which the Slacker hardware is perfectly capable of playing, and many listeners prefer to listen to their news or talk in that manner—at a time of their choosing, with pause, fast forward, and rewind—anyway. The one area where Slacker is truly hamstrung by its inability to do real-time broadcasting is sports coverage – but the disadvantage is mitigated by the fact that nothing about a Slacker receiver is incompatible with having a good old AM/FM receiver right next to it.

The point that’s lost on (or hidden by) the anti-merger crowd is that unless one bends over backwards to define the market as narrowly as possible, consumers have many different options for getting substantially the same package of benefits offered by XM/Sirius, even if no one source can cover all of the bases at once. The significance of Slacker, if it lives up to its promise, is that it will cover one of the few bases the anti-merger crowd can still make a case for: a huge library of digital quality music, eclectic enough to have something for everyone, that a listener can enjoy uninterrupted wherever the road takes them.

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Karmazin: NAB Reaction Proves Our Point

TWICE

6/19/2007

New York – The intensity of the National Association of Broadcasters (NAB) campaign to shoot down the proposed XM-Sirius merger, although “probably predictable,” proves the point that satellite and terrestrial radio compete and the proposed merger would not make a monopoly out of a duopoly, Sirius CEO Mel Karmazin contended in an interview with TWICE.

Karmazin said the aggressiveness of the NAB response “makes our argument that we are competing with them, and if we are competing with them, then their message that this is a duopoly becoming a monopoly can’t be true because why are they involved? If it was a market called satellite radio, why should they care what happens to satellite radio if it did not compete with them?”

Sirius has had to step up its lobbying activities to counter the NAB’s aggressiveness, he also said. “We had not really had a Washington [lobbying] office. And suddenly, when this thing was announced, the NAB came out firing all of the guns.”

During the interview, which will be appear online and the print edition of TWICE on July 2, Karmazin also said:

He didn’t expect four hearings in Congress, given that not even the BellSouth/AT&T merger generated congressional hearings.

The merger announcement “probably created some disruption at retail” and that Sirius has tried to minimize it, in part with its guarantee that existing radios will continue to work. Nonetheless, Sirius’ net new subscriber numbers continued to grow to account for 66 percent of all net new satellite-radio subscribers in the first quarter and 76 percent of all net new subscribers at the aftermarket level, Karmazin said. Sirius “would be doing even better numbers” if it weren’t for the announcement, he contended.

As previously stated, the combined entity will offer “more choice, lower prices, and more a la carte”-type subscription plans. “We will be open to giving people not just the ability to block [a channel], but they won’t have to subsidize it,” he said.

Sirius subscribers will be able to access some XM content on their existing Sirius radios, and vice versa, after the merger. At first, Sirius will port select XM channels to Sirius subscribers without reducing the number of Sirius channels, he said, pointing to Sirius’s ability to use compression and engineering enhancements to add channels to its existing bandwidth.

Fully interoperable radios will also come after the merger, he reiterated.

Sirius has in the past 12 months “been working with car dealers to engage them more with the customer,” offering such things as hang tags in the car.”

Sirius has been “experimenting with some [car] dealers” to incentivize car dealer salespeople to sell Sirius subscriptions.

He met personally with the five FCC commissioners after the Feb. 19 merger announcement but before the FCC’s public comment period, which began this month. Karmazin said he also expects to meet with Department of Justice officials in the future. “I’ve known the five commissioners for a long time. We know what they have an interest in,” he said regarding any concerns they might have.

Wall Street Journal

Internet Radio Races To Break Free of the PC

June 18, 2007

Pushing Portability In Cars, Music Players; Static Over WiFi

In January, a recreational vehicle in remote West Texas suddenly started blasting the Steve Miller Band’s “Space Cowboy.” It was a triumphant moment for Slacker Inc., a start-up trying to move Internet radio out of the computer and into the car.

Parked on the side of a road near Fort Stockton, Slacker’s 36-year-old founder Celite Milbrandt uncorked a 1982 Chateau Lafite Rothschild to celebrate. A few hours later, he pointed the RV toward Las Vegas. There, Mr. Milbrandt demonstrated the mobile service for potential investors at the annual Consumer Electronics Show and ultimately raked in an additional $40 million in investments for his company.

MOBILE MUSIC

• What’s New: Start-ups are racing to move Internet radio, largely listened to via computers, into mobile products.

• What’s at Stake: Portability could make Internet radio operators a greater threat to the traditional radio industry.

• What’s Next: The next big goal is integrating Web radio into car dashboards. Two companies — Slacker and Pandora — say they’re talking to auto makers in Detroit. Internet radio, which can draw on vast troves of music from around the world and customize them to a listener’s personal tastes, is growing. While ratings for traditional radio broadcasters have been lackluster, Internet radio listenership in the U.S. has risen to 29 million a week, up from 20 million three years ago, according to Arbitron Inc. and Edison Media Research.

Even so, the nascent industry has yet to capture the biggest prize — portability. Some halfway solutions exist, such as music devices that allow people to stream Internet radio on speakers, or software that allows technology buffs to access Internet radio from their phones. But results can be glitchy, expensive and technically against the terms of contracts with mobile-phone service providers. Now, start-ups and giants are jockeying for position in mobile Internet radio, in a race that could rearrange the business model of music and broadcasting.

One promising entrant is SanDisk Corp.’s new Sansa Connect digital music player. Released earlier this year, it allows users in wireless Internet zones to listen to online radio stations from Yahoo Inc. When users wander out of WiFi range, the $249.99 Sansa can play songs from its music library, which holds up to 1,000 songs.

Last month, Oakland, Calif.-based Pandora Media Inc., one of the biggest players with seven million registered users, announced it is working with Sprint Nextel Corp. to make its service available on mobile phones. Pandora says it is also working on its own player as well.

One of the field’s newest aspirants, Slacker says its hand-held will be out by summer’s end. Slacker is also pushing hard into automobiles. The company says it is close to introducing a car kit that will play Slacker-selected tunes in any vehicle. Chief Operating Officer Jim Cady says he is in early talks with unidentified auto makers about building Slacker technology into car dashboards.

Traditional broadcasters have taken a number of steps to keep pace with the burgeoning world of online radio. CBS Corp., owner of a big traditional radio operation, agreed last month to pay $280 million to acquire London-based Internet radio provider Last.fm Ltd. Most major radio companies are moving aggressively onto the Web and other platforms such as mobile phones. Web sites from radio giant Clear Channel Communications Inc. now account for some 20% of all online radio listening, according to J.P. Morgan.

The broadcasters say listeners want to connect with the hosts and formats they know, whether it be online or over the airwaves. “That’s a big distinction that we have, marquee value and brand name,” says Dan Mason, head of CBS Radio.

But portability could make Internet radio operators a greater threat. Internet radio “will sweep into the car, and the traditional station is going to have to think about how they reprogram to compete,” says Jonathan Jacoby, an analyst at Banc of America Securities.

Unlike satellite radio, Internet radio offers the potential for greater personalization without the cost of monthly subscriptions or satellite receivers. Gary Parsons, chairman of XM Satellite Radio Holdings Inc., concedes Slacker has the edge in certain areas, like lower capital costs. But he adds it has “significant technical limitations” because it relies so heavily on stored programming. XM sends out an uninterrupted stream of material.

Indeed, the upstarts still face many hurdles. It’s unknown how many Internet radio fans will be sufficiently enthused to install Slacker’s kit, which includes a 4-inch antenna that must be mounted on car roofs. Earlier this year, regulators announced a dramatic increase on the royalty rates Internet radio operators must pay recording artists, a move some companies complain will severely undercut their businesses. Internet radio companies pay royalties to performers, songwriters and other rights’ holders to avoid copyright lawsuits. And the reach of WiFi, the technology widely used to transmit Internet outdoors, remains patchy.

Companies like Sprint Nextel are vowing to improve WiFi’s reach down the road. Until they are closer to that goal, however, many Internet radio providers are skipping the car for now, focusing instead on other portable devices.

That’s Pandora’s strategy. The company, known for a technology that tries to learn the musical qualities a listener likes and serve up songs accordingly, is working with Sprint Nextel to deliver its service to users of high-speed data phones for $2.99 a month. Tim Westergren, the company’s co-founder and chief strategy officer, notes the phone will already play Pandora through a car stereo using an adaptor, and adds he also envisions a future where Pandora is integrated alongside the car radio tuner.

“We’ve had conversations with a huge number of car companies [and] car audio manufacturers that are all very eager to start making this more a part of the dashboard,” says Mr. Westergren. The company is also working on portable Pandora-branded players that will rely on WiFi or its emerging cousin, WiMax, which promises greater reach. But Mr. Westergren isn’t sure when the company will roll them out.

Mr. Westergren is aware of Slacker, but dismisses many of its forthcoming products as “vaporware,” the term for the technology industry’s notorious practice of announcing products that aren’t ready. Slacker says its devices are on track and will soon hit the market.

Founded in 2004 by Mr. Milbrandt, a former networking executive, Slacker has 100,000 registered users since its launch in March. The company has raised about $50 million from backers like Sevin Rosen, the Dallas-based venture capital fund that helped spawn Compaq and Lotus, and Austin Ventures.

Its planned car kit reflects a technical advantage. While most other Internet radio providers are reliant on WiFi, Slacker’s portable devices will use both WiFi and satellite technology.

That’s because Mr. Milbrandt never intended to start an Internet radio company at all. Instead, the Led Zeppelin fan was searching for a lower-cost alternative to satellite-radio providers XM Satellite and Sirius Satellite Radio Inc., which sell their services for $12.99 a month.

While XM and Sirius spent billions building and launching satellites, Mr. Milbrandt planned to lease a fraction of the satellite space from TV companies and other entities. Rather than beaming programming live to radios, as XM and Sirius do, Mr. Milbrandt planned to transmit programming that would then be stored on devices — a much cheaper approach that involves far less satellite capacity.

With seed money from investors who had backed a broadband networking company he founded in 2001, Mr. Milbrandt spent months holed up in a laboratory to see if he could successfully beam songs up to a satellite and then back down again to a device. Once he thought he was close to succeeding, Mr. Milbrandt leased blocks of satellite time at a cost of $1,000 an hour.

“We didn’t have a lot of money,” says the shy engineer, who says his unusual first name “Celite” generated much ribbing in high school. “It was always very stressful.” After months of trial and error, Mr. Milbrandt hit a breakthrough in late-2005 when the sound of a jangling cash register from Pink Floyd’s song “Money” came through a radio receiver. Mr. Milbrandt and his team cracked open some Bud Lites to celebrate.

After that, Slacker recruited 46-year-old Dennis Mudd. A former chief executive of Musicmatch Inc., a jukebox-style music service that was sold to Yahoo for $160 million in 2004, Mr. Mudd had recently been spending his time painting and biking in Tanzania, Vietnam and other far-flung places.

After a few weeks of brainstorming with family and friends, Mr. Mudd pitched a business plan with two key planks. First, Slacker needed to sell its own portable devices. To do that, it brought in executives with experience with music players. Jim Cady, formerly chief executive of D&M Holdings Inc.’s Rio, the digital music-player company, signed on as Slacker’s president, and Jonathan Sasse, formerly chief executive of iriver America Inc., another digital music-player company, joined as Slacker’s marketing chief. Jim Smith, a former partner in Musicmatch, became vice president of engineering.

Mr. Mudd also suggested setting the company up as an Internet radio operator. Web services have the potential to provide a richer experience than either broadcast or satellite radio, he noted, because of the Internet’s ability to personalize playlists, skip songs, display cover art and deliver artist biographies.

“It’s not so much that [radio] got worse,” Mr. Mudd says. “I think expectations got set higher by what you could do with Internet radio in particular.”

The executives dubbed the service Slacker because listeners don’t have to do anything to bring in a steady stream of new music. It calls for users to provide the site with a few examples of artists or songs they like. The site then creates customized stations that play what it thinks will appeal based on musical genre and overall analysis.

Like Pandora, Slacker is free. But down the road the company will offer a choice of a free ad-supported service or a paid ad-free service at $7.50 monthly, with other perks such as the ability to save songs.

Slacker says the first hand-held devices, which will start at $149, will refresh automatically when they’re in WiFi zones, pulling in more music for listeners’ radio stations and socking it away. That way, the stations can keep drawing on the stored music even when the device is nowhere near a wireless hot spot.

The car devices, which Slacker says will be introduced later in the year, will use Mr. Milbrandt’s satellite efforts. Subscribers will be able to drive around with a docked Slacker and receive a stream of songs beamed down from a satellite and stored on the hard drive. Once the antenna picks up the satellite signals, Slacker says it will transmit the songs to the device, which will save appropriate songs and reject those that don’t match a listener’s taste. Because it isn’t streaming in real-time, Slacker’s devices for now won’t offer newscasts, traffic or sports scores.

Slacker says it has another advantage. Most Internet radio operators are currently facing a major increase in the royalty rate they owe to artists whose songs they play, an increase so dramatic that royalty rates in some cases eclipse the company’s total revenues. Most operators, including Pandora, are complaining that the higher costs may put them out of business. They’re busy lobbying Congress to change the recent rate increase, imposed by the Copyright Royalty Board, a Washington, D.C.-based panel of judges.

But Slacker says it already has a higher royalty rate built into its business model. Rather than paying statutory license fees, Slacker cut deals directly with record labels. Like satellite-radio broadcasters, Slacker will turn over an undisclosed percentage of revenue in royalties, rather than paying per song and per play.

National Association of Broadcasters v. National Association of Broadcasters

The Technology Liberation Front

June 15, 2007

Broadcasters have long had one of the most powerful lobbying organizations in Washington. But it now seems that the National Association of Broadcasters has met its match — an equally powerful outfit known as the National Association of Broadcasters. Yes, that’s right — NAB, under new president David Rehr, has been shooting quite effective bullets recently at itself.

The battle was triggered by the proposed merger between XM and Sirius Satellite Radio. NAB has gone on the warpath against the merger, arguing that it would create a monopoly. Of course, to argue that, it has to argue that broadcast radio doesn’t compete with satellite radio. That argument, however, was rebutted by NAB’s David Rehr (yes, the same one), who just last year gave a stirring speech about broadcast radio’s satellite competitors, declaring:

In 2006 we have satellite and Internet radio. And barely a day passes without the introduction of a new competing device or service. And we have news for our competitors: “We will beat you — as we have beaten those change agents in the past.”

The NAB, however, is far less optimistic. “A local radio station’s programming is not a reasonable alternative to the array of services offered by XM or Sirius,” Rehr recently wrote.

But Mr. Rehr (circa last fall) isn’t so awed by the satellite guys, saying “Their business models are bankrupt.” He is also more bullish on broadcast radio’s strengths than is the pessimistic Mr. Rehr: “We are building our future on our greatest asset — localism. No one can compete with us in this arena.”

This week the fight between the two powerful lobbies escalated further. In response to a study by George Mason’s Tom Hazlett that found the XM-Sirius merger would benefit consumers, an NAB spokesman said:

This report defies logic. The study’s contention that consumers would benefit from a monopoly merger of the only two satellite radio services is laughable, as evidenced by the fact that Consumers Union and the Consumer Federation of America are opposing the merger.” This blanket endorsement of CU and CFA as the ultimate authority on what benefits consumers is startling. Its a clear slap in the face by NAB against NAB, given the fact that both groups have long supported strict regulations on broadcast ownership — many of which NAB has said are anti-consumer. In fact the groups have called NAB’s work on the issue “misleading and irresponsible,” and even “fraudulent.”

I can’t imagine how NAB will respond to this implicit attack on its integrity.

This is a lobbying war worth watching.

In addition, the “What People Are Saying” page of the updated internet website also contains links to the following letters and statements included on the internet website:

20 June 2007

Ms. Marlene Dortch, Secretary

Federal Communications Commission

Office of the Secretary

445 12th Street, SW

Room TW-B204

Washington, DC 20554

Re: Consolidated Application for Authority to Transfer Control of XM Radio Inc. and Sirius Satellite Radio Inc., MB Docket No. 07-57

Dear Secretary Dortch,

I write on behalf of the National Council of Women’s Organizations (NCOW), a coalition of over 200 women’s organizations, to urge your support of the pro-posed XM Radio and Sirius Satellite Radio merger.

As an organization that represents over 11 million diverse and talented American women, NCWO believes the proposed merger will result in considerable benefits via greater competition, lower prices, and more diverse programming for women and other minority groups all over the nation. In addition, a stronger satellite offering can increase the audience for satellite radio, which today is a mere 3.4 percent of the overall radio market and dominated by men. By making this market more affordable, more women will be able to access satellite radio, which would be valuable not only to our members, but also to women across the United States.

Expanding the audience and diversity of satellite radio programming, would give women the opportunity to open new venues of entertainment and enlightenment while driving their children to school or sitting in traffic on their way to work. From Barbara Walters to Judith Warner to Candace Bushnell, satellite radio offers women a unique perspective absent on everyday commercial radio and only accessible by television.

We think it’s admirable that consumers have so many choices in audio enter-tainment today, and a stronger satellite radio service benefits consumers and competition in the marketplace. Diversity in programming is a critical component of this merger, which should not be overlooked by members of the FCC Board as they begin their review process.

With expanded choices and better prices, satellite radio will be an even more attractive option for women, and this will benefit the 200-plus organizations that the National Council of Women’s Organizations represents, as well as women all over the nation.

Respectfully submitted,

Susan Scanlan
Chair, National Council of Women’s Organization

THE RT. REV. ADAM JEFFERSON RICHARDSON, JR. Presiding Bishop

MRS. CONNIE S. RICHARDSON Supervisor, Women’s Missionary Society	1134 11TH Street, N.W., • 3rd Floor Suite • Washington, D.C. 20001 Telephone 202 842 3788 • Fax 202 289 1942 •admin@2ndamec.org

June 11, 2007

Ms. Marlene Dortch, Secretary

Federal Communications Commission

Office of the Secretary

145 12th Street, SW

Room TW - B204

Washington, DC 20554

Re:	Consolidated Application for Authority to Transfer Control of XM Radio, Inc. and Sirius Sattellite Radio, Inc. MB Ducket No. 07-57

Dear Ms. Dortch;

On behalf of the Second District or the African Methodist Episcopal Church, I urge you to approve the acquisition of XM Satellite Radio by Sirius. I believe the transaction, will help the satellite industry continue to deliver the diversity in programming at affordable prices that will in the long run benefit consumers.

While African American music and culture have moved more into the mainstream in the last decade, our community still remains largely neglected by major media companies as a niche audience. Satellite radio has afforded our community access to a wealth of new programs, from the modem gospel station “Praise” to sports commentary with Tiki Barber and Keyshawn Johnson. Satellite radio companies like XM and Sirius have provided much needed competition for traditional radio outlets as well as HD radio and online products.

It is believed that the XM-Sirius merger will multiply these benefits for consumers by lowering the overall costs of delivering programming. Lower prices and more channel capacity will enlarge the market for satellite radio, increase existing competition with mainstream radio and thereby improve programming and increase choices across the board.

Major radio stations tend to program for a narrow audience that often excludes African American voices. It is in the public interest to strengthen an already challenged satellite radio industry in order to lower prices, give consumers more choices and create more options in the radio industry. We urge you to approve the XM-Sirius merger and give consumers the benefits of more competition and additional choices.

Thank you in advance for your consideration.

Respectfully yours,

Adam J. Richardson, Jr.

Cc; Chairman Kevin J. Martin, Commissioner Michael J. Copps, Commissioner Jonathan S. Adelstein, Commissioner Deborah Taylor Tate, Commissioner Robert M. McDowell

Baltimore • Washington • Virginia • North Carolina • Western North Carolina Annual Conferences

Before the

FEDERAL COMMUNICATIONS COMMISSION

Washington, D.C. 20554

In the Matter of

XM Satellite Radio Holdings Inc.,

and	MB Docket No. 07-57

Sirius Satellite Radio Inc.,

For Authority to Merge.

COMMENTS OF WOMEN IMPACTING PUBLIC POLICY

WOMEN IMPACTING PUBLIC POLICY (WIPP) hereby submits its comments in the above-referenced proceeding. WIPP believes that a merger between Sirius Satellite Radio (“Sirius”) and XM Satellite Radio (“XM”) will offer more opportunities for female and minority programmers and greater choices for all consumers. As mentioned to Commissioner Tate during an April 2 ex parte meeting, the merger also provides a number of important economic benefits for small businesses, clearly benefiting the public interest, and therefore should be approved by the Federal Communications Commission (FCC) without delay.

WIPP is a national bipartisan public policy organization that advocates for and on behalf of women and minorities in business. Since the creation of WIPP in 2001, our organization has taken positions on a variety of issues and policies which impact our diverse group of more than 500,000 members.

The women and minorities in business we represent are well served by the content provided by satellite radio. Both Sirius and XM offer a broad range of channels. These include specialized choices that appeal to our membership that are underserved by other providers in the broad audio news and entertainment marketplace.

WIPP believes approval of the merger between Sirius and XM will substantially enhance programming choices by creating a stronger satellite radio company. In turn, it will elevate the quality and choice of other service providers allowing for the improved diversity and quality of an already robust and competitive market. Especially relevant to WIPP membership is the prospect of increasing the number of channels offering small business content, particularly issues of special interest to women and minorities in business.

As a national business organization, WIPP is also encouraged by the operational efficiencies and the ensuing pricing benefits consumers will enjoy as a result of the merger between Sirius and XM. Consumers will be able to receive programming from both services on a single radio. Additionally, they

2

will be able to receive a variety of content from both services at a range of prices, including pricing options and more à la carte offerings that cost less than the $12.95 per month subscribers to each service currently pay.

Having demonstrated that the benefits derived from the merger are beneficial to women, small businesses, and consumers, WIPP urges the FCC to approve the proposed merger of Sirius and XM.

Respectfully submitted,

WOMEN IMPACTING PUBLIC POLICY

By:	Barbara Kasoff, President
Women Impacting Public Policy
1615 L St., NW, Suite 650
Washington, D.C. 20036
202-626-8562

Dated: June 12, 2007

3

ARLINGTON ECONOMICS

June 14, 2007

VIA HAND DELIVERY

Marlene H. Dortch

Secretary

Federal Communications Commission

445 12th Street, SW

Washington, D.C. 20554

Re:	Consolidated Application for Authority to Transfer Control of XM Radio Inc. and Sirius Satellite Radio Inc., MB Docket No. 07-57

Dear Ms. Dortch:

I have been retained by Sirius and XM to analyze the above-referenced merger. Attached, for consideration by the Commission, please find the study I have prepared, “The Economics of the Satellite Radio Merger.” This paper explains that approval of this transaction will create a superior satellite radio company that, through efficiencies gained in operations and finance, will offer an enhanced package of valuable services to consumers. This paper further demonstrates the erroneous nature of arguments advocated by merger opponents, who argue that satellite radio is a separate and distinct market and that combining XM and Sirius will create a “merger to monopoly.”

I ask that you include this paper in the record of the above-referenced proceeding.

Sincerely,

Thomas Haftett
Professor of Law & Economics, George Mason University
Principal, Arlington Economics

cc:	The Honorable Kevin Martin
The Honorable Michael Copps
The Honorable Jonathan Adelstein
The Honorable Deborah Taylor Tate
The Honorable Robert McDowell
Daniel Gonzalez
Catherine Bohigian

1655 North Fort Myer Drive * Suite 700 * Arlington, Virginia 22209 * (703) 351-5248

WWW.ARLINGTONECONOMICS.COM

Letter to Federal Communications Commission

Monica Desai

Helen Domenici

Michelle Carey

Erika Olsen

Scott Deutchman

Bruce Gottlieb

Barry Ohlson

Rudy Brioché

Aaron Goldberger

Angela E. Giancarlo

Cristina Chou Pauzé

THE ECONOMICS OF THE

SATELLITE RADIO MERGER

Thomas W. Hazlett1

Professor of Law & Economics,

George Mason University

June 14, 2007

[1]

The author previously served as Chief Economist of the Federal Communications Commission and is a principal in Arlington Economics. This study was commissioned by XM and Sirius. The views expressed are solely those of the author.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

EXECUTIVE SUMMARY

The proposed XM-Sirius merger will increase competition among providers of audio entertainment. The February 2007 announcement that XM Satellite Radio and Sirius Satellite Radio plan to merge has generated heated opposition from terrestrial broadcasters. These interests emphatically claim that they oppose the merger because it will lead to a monopoly that will harm consumers. This fierce opposition is powerful evidence in itself that AM/FM radio – “free radio” – competes with satellite radio, and reveals the true concern of terrestrial stations: that the merger will create a stronger rival better able to meet the needs of consumers. If terrestrial broadcasters genuinely believed that the merger would increase prices and decrease satellite subscriber growth, they would favor the transaction, which would translate into larger audiences and ad revenues for them. Since even before satellite radio systems were launched, broadcasters have consistently argued that the media constitutes a competitive threat, and have repeatedly attempted to restrain this new service, via regulation, to protect their competitive turf.

Numerous independent investment analysts have concluded that the proposed merger will yield substantial efficiencies. The merger is expected to lift the financial prospects of satellite radio, lower capital financing costs, and foster economies of scale. Consensus estimates identify cost synergies of between $3 billion and $7 billion in net present value – equal (at the mid-point) to about half the aggregate enterprise value of XM and Sirius combined. These savings will permit more aggressive investment in satellite systems and products and prompt competitive responses from terrestrial broadcasters and other competitors. Indeed, terrestrial broadcasters have already launched HD digital radio as a response to satellite radio.

Through these efficiencies, XM and Sirius will be able to compete more effectively for market share and will lure more subscribers from “free” radio. That is precisely what terrestrial radio broadcasters fear. They recognize that satellite radio is a substitute for their product, and that a merger would enhance the attractiveness of satellite radio as a competitive alternative. While the terrestrial radio broadcasters dress their opposition in the rubric of antitrust law, their strategy to prevent this efficient market restructuring by obtaining regulatory intervention is an attempt to use antitrust law to subvert competition.

Consumers will benefit from the proposed merger in two ways. First, by combining two small players in the audio entertainment market, the transaction will bring economic vitality to satellite broadcasters and strengthen the financial position of upstart competitors in radio broadcasting. This, in turn, will sustain a wide range of valuable consumer options and spawn new services and products. When costs of capital for satellite radio (now extraordinarily high) are reduced, market rivalry will intensify, spurring competitors to innovate and make product upgrades that are otherwise uneconomical. Second, consumers benefit from lower-cost products and services, as well as wider program choice. By combining operations, satellite operators seek to create greater scale economies in radio receivers, and to supply a wider array of popular

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

programming to subscribers. Instead of making choices between channels carried exclusively by one satellite carrier or the other and then shouldering risks associated with changes in program line-ups or their own preferences down the road, customers will be able to confidently access their favorite satellite radio content.

There is intense inter-modal competition among providers of audio entertainment. Consumers have a wide range of choices, including advertising-supported terrestrial broadcasting, subscription satellite radio, MP3 devices, and other emerging digital media. Further, the fact that there are widely disparate pricing models among these platforms demonstrates that the competitive frontier is largely defined in terms of quality and convenience of service, rather than price. In markets presenting these competitive dynamics, it is simply a mistake to employ static models or to focus only on nominal prices to define or evaluate the market. The more important question here is whether a change in performance attributes would cause consumers to substitute one product or service for another. And, taking the dynamic nature of the market into account, it is clear that satellite radio broadcasters are not dominant players but compete with a host of other products and services – including terrestrial radio.

It is instructive that the investment community consensus is that the XM-Sirius merger will lead to enormous synergies. Analysts see the merger not as an attempt to procure gains by increasing consumer prices, but rather as an attempt by satellite radio providers to drive costs down and to offer a more competitive product. The perceived strategy is to hold down prices while expanding product quality. Independent projections show an increase in post-merger subscriber growth due to more programming choices – a pro-consumer outcome. A merger that reduces effective prices to subscribers and delivers billions of dollars worth of cost saving efficiencies is in the public interest under either a “consumer welfare” or a “total welfare” standard.

By any measure, satellite radio is dwarfed by terrestrial radio. The most common market share metric is revenue. On that scale, terrestrial broadcasters accounted for over $21 billion in sales in 2006, as compared to just $1.6 billion for satellite – less than 7% of overall radio revenues. This helps to explain why investors place an enterprise value of about $82 billion on terrestrial stations, as against about $9 billion for satellite radio.

A flurry of new consumer electronics products and services offer customers increasingly broad audio entertainment choices. When iPods and other digital audio media are considered in addition to terrestrial broadcasting, satellite’s revenue share falls to 4%. Internet radio is heard weekly by over 50 million Americans, far more than tune into satellite radio. And over 230 million cell phone subscribers now carry mobile handsets, devices embedding the capacity to download MP3 files, access radio broadcasts via broadband links, or tune to AM or FM stations directly.

Static models of the sort used by merger opponents to evaluate this proposed combination fail to reflect market dynamics, ignoring innovation, performance-based competition, and the key role of investment. In one important analysis funded by the National Association of Broadcasters, an economic model is used to assert that satellite radio constitutes its

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

own market, separate and distinct from terrestrial radio. In fact, the model and the facts on which the analysis is based actually identify XM and Sirius as operating in separate markets, thus obviating competitive concerns over an XM-Sirius merger. Further, it is noteworthy that the “duopoly” or “monopoly” satellite radio market alleged to exist exhibits a market value that is less than the present value of funds invested. Without competitive profits, let alone monopoly profits, such market boundaries are illusory.

Social gains result from efficiency-creating financial transactions. The consensus forecast is that pronounced synergies would attend an XM-Sirius merger, placing satellite radio in a stronger and more competitive position. The anticipated gains represent an enormous increase in economic welfare, with gains distributed to both consumers and producers. Consumers are likely to see improved quality and service without a corresponding increase in price because of the merger. Estimates suggest that these benefits will lead to considerable growth in the number of subscribers to satellite radio at existing prices. For these reasons, Wall Street analysts have argued in favor of this transaction since long before the parties negotiated a merger agreement. And they explain why incumbent broadcasters oppose it.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

I. INTRODUCTION

One can hear the winds of change.

While the implications are rarely noticed, the audio services that Americans use in their everyday lives are in tumult. In recent years society has adopted a stunning array of new consumer electronics, with a curiously high proportion altering what we hear and how we hear it. Of the top ten consumer innovations over the past quarter-century, USA Today lists five audio products, among them cellphones, Blackberries, DVDs and iPods.2 These devices have, in turn, almost entirely displaced what was so new and innovative to previous generations, including eight-track tapes, audio cassettes, and transistor radios.3

Into this sea of change dove satellite radio operators XM and Sirius. Spending years to convince regulators to allocate spectrum enabling an exciting new audio content delivery platform, the idea eventually took hold. In 1997, two licenses were auctioned by the federal government4; satellites were launched in 1999 and 2000; consumers began receiving satellite radio service in 2001. The new operators supplied rich, diverse program menus each featuring over 100 channels of news, sports, entertainment, and information.

Consumer response has been enthusiastic. Some 14 million subscribers pay $12.95 a month for satellite radio5, revealing a rapid adoption rate. But the financial burdens are equally impressive. Together the two firms have expended about $10 billion more than they have garnered in revenues; the market value of the firms reflects expectations that investors will not fully recoup losses. Both XM and Sirius underwent debt restructuring in early 2003. As was reported:

Digital competitors Sirius and XM Satellite Radio launched monthly subscription alternatives to AM and FM radio after spending billions on risky satellite systems to attract subscribers by providing national coverage, higher quality audio and advertising-free programming. But both companies’ debt levels have left serious doubts about their ability to survive until they can sign up enough subscribers to offset their costs.6

[2]

The list: (1) cellular phones; (2) laptop computers; (3) Blackberries; (4) debit cards; (5) caller I.D.; (6) DVDs; (7) lithium rechargeable batteries; (8) iPods; (9) pay at the pump; (10) lettuce in a bag. 25 Years of ‘Eureka’ Moments, USA TODAY (May 21, 2007); http://www.switched.com/2007/05/21/top-25-tech- inventions-of-the-last-25-years/4.

[3]

USA TODAY includes the first and last of these in its list of 25 social institutions that have been lost over the past quarter century. The Long Goodbye, USA TODAY (June 4, 2007); file:///C:/Documents %20and%20Settings/Compaq_Administrator/ My%20Documents/top25disappear.USA.Todav.6.4.07.htm.

[4]

International Bureau Grants Satellite Digital Radio Authorization to Satellite CD Radio, Inc., Federal Communications Commission News Release, (Oct. 10, 1997); http://www.fcc.gov/Bureaus/International/ News Releases/1997/nrin7036.html.

[5]

Richard Siklos and Andrew Ross Sorkin, Merger Would End Satellite Radio’s Rivalry, N.Y. TIMES (Feb. 20, 2007); http://www.nytimes.com/2007/02/20/business/media/20radio.html?ex=1329714000&en =e5462230fee9f582&ei=5124&partner=permalink&exprod=permalink.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

The firms have survived. They have reduced their debt loads. But they are yet to prosper. Investment analysts have long seen both companies’ best chance to become financially formidable, more potent inter-modal competitors, as merger. Consensus estimates place the cost-saving synergies as extremely high, from $3 billion to $7 billion in net present value.7 Merger is not seen to promote price increases, but to increase subscriber growth via higher product quality given broader offerings of the most popular content. Such sweeping efficiencies would clearly fortify their efforts to rival incumbent stations and to claw their way to profitability in the increasingly competitive marketplace for audio consumer electronics.

Since the announcement on February 19, 2007 that XM and Sirius planned to combine operations in a “merger of equals,” there has been much discussion of the effect this transaction will have on competition. Merger opponents argue that satellite radio is a separate and distinct market, and combining the two operators will create “merger to monopoly.” This begs the questions: why are terrestrial broadcasters (a) responding to satellite rivalry by investing in HD radio8 and reducing commercial time9; (b) filing regulatory pleadings, arguing repeatedly, over fifteen years, that satellite is a competitive threat endangering terrestrial radio’s profitability;10 and (c) opposing the satellite merger, urging regulators to block it?11

[6]	Ben Chamy, Funds Orbit Sirius Away from Bankruptcy, CNET NEWS.COM (March 5, 2003); http://news.com.com/Funds+orbit+Sirius+away+from+bankruptcy/2100-1035_3 -991269.html?tag=news.l.
[7]	XM, SIRIUS and XM to Combine in $13 Billion Merger of Equals, News Release (Feb. 19, 2007) [“XM 2007”]; http://xmradio.mediaroom.com/index.php? s=press_releases&item=1423.
[8]

“Digital radio broadcasting is critically important for terrestrial stations in view of the launch of two satellite distributed digital audio radio services in 2001. Hence, the dawning of terrestrial digital radio is driven more by marketplace and competitive concerns as opposed to the digital television conversion timeline mandated by the FCC.” Donald R. Lockett, The Road to Digital Radio in the United States (Washington, D.C.: National Association of Broadcasters; 2004), p. xvii. The book was published as an “NAB Executive Technology Briefing.”

[9]

“Facing increasing competition from satellite radio and iPods, Clear Channel Communications is trying something radically different at a commercial radio station in Texas: getting rid of the commercials.” The station uses sponsors each hour, allowing announcers to promote the sponsor’s product “conversationally.” “The product-themed chitchat will account for about two minutes peppered throughout the hour, in contrast to the 12 minutes to 16 minutes of commercials that most stations broadcast each hour.” Andrew Adam Newman, In Dallas, Commercial Radio Without Commercials, N.Y. times (April 23, 2007), [“Newman 2007”]; http://www.nytimes.com/2007/04/23/business/media/23radio.html?ex=1334980800&en=670c621 e96d488ef&ei=5088&partner=rssnyt&emc=rss.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

The campaign against XM-Sirius presents a fall-back market definition, one that includes radio stations in the relevant market. But the market share measures used are based on the number of channels offered listeners.12 If Clear Channel owns five stations in a market, and other terrestrial broadcasters own 25, the Clear Channel market share = 1.5%, the XM (170 channel) market share = 51%, and Sirius’ (133 channels) = 40%.

The methodology purports to show that a satellite radio merger would be highly problematic according to the Department of Justice/Federal Trade Commission Merger Guidelines. The logic, however, clashes frontally with market realities. The market share analysis conducted posits that satellite radio is the overwhelmingly dominant radio service. This would surprise investors, who value terrestrial radio broadcasting properties at more than eight times the level of satellite operators. Indeed, they value one broadcaster, Clear Channel, at more than twice the value of XM and Sirius combined. Based on revenues, the most common metric for market share analysis, satellite accounts for under 7% of radio broadcasting sales. If iPods and other digital audio media are included, satellite’s revenue share falls to 4%.13

Consumers easily substitute for satellite radio services via alternative media, most obviously including terrestrial radio. Fewer than 10% of the 240 million U.S. automobiles in use contain satellite radio receivers, while virtually all vehicles include AM/FM radios.14 Only 3.4% of radio listening is to satellite.15 More than 30 percent of Americans use MP3 players (including iPods) on a weekly basis, more than six times the

[10]

For example, see Federal Communications Commission, In the Matter of Application of Digital Satellite broadcasting Corporation for Authority to Construct, Launch and Operate a Digital Audio Radio Service Satellite System, Response of the National Association of Broadcasters to Digital Satellite Broadcasting Corporation’s Opposition to Petitions to Deny and Response to Comments, File Nos. 26/27-DSS-LA-93; IO/1 I-DSS-P-93 (June 25, 1993), [“NAB Response 1993”], and Federal Communications Commission, In the Matter of Request for Comment on Petition Filed by the National Broadcasters Regarding Programming Carried by Satellite Digital Audio Radio Services, Reply Comments of the National Association of Broadcasters, MB Docket No. 04-160 (June 21, 2004) [“NAB Response 2004”]; http://www.nab.org/AM/AMTemplate.cfm?template=/CM/ContentDisplay.cfm&ContentID=3785.

[11]	See case records at the Federal Communications Commission filings for MB Docket No. 07-57; http://www.fcc.gov/transaction/xm-sirius.html#record.
[12]

J. Gregory Sidak, Expert Declaration of J. Gregory Sidak Concerning the Competitive Consequences of the Proposed Merger of Sirius Satellite Radio, Inc. and XM Satellite Radio, Inc. (March 16, 2007) [“Sidak 2007”]; http://ssrn.com/abstract=977318. The paper was commissioned by the Consumer Coalition for Competition in Satellite Radio, an organization “supported by the National Association of Broadcasters” (Ibid., p. 37).

[13]	Kit Spring and John Wren, Satellite Radio Merger Attempt Likely, Based on History & Risk/Reward, Stifel Nicolaus (Nov. 27, 2006), [“Spring 2006”], p. 2.
[14]	Tim Farrar, The Competitive Landscape for Satellite Radio, Telecom, Media & Finance Associates (April 6, 2007), [“Farrar 2007”]; http://www.tmfassociates.com/SatRadio.pdf.
[15]

Arbitron study cited in Stifel Nicolaus, Thoughts About the Thinkable XM-Sirius Merger: Expect Resistance, But Increasingly Doable Over Time, WASHINGTON TELECOM, MEDIA & TECH INSIDER (March 5, 2007), p. 1.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

number who listen to satellite radio.16 “[A]lmost 50% of iPod users had purchased accessories which allow for in-car connections,” as per a January 2005 study.17 These facts put the relevant firm positions into focus. The great majority of U.S. consumers substitute from satellite to terrestrial AM/FM radio or other media each and every day.

The proposed merger combines two niche players in the radio market. It attempts to rationalize industry structure, forging a superior competitor which, via efficiencies gained in operations and finance, will offer an enhanced package of valuable services, improving its competitive thrust against dominant terrestrial station incumbents and emerging digital media rivals.

II. RIVALRY AND ANTITRUST

It has been well reported that the XM-Sirius deal is strongly opposed by terrestrial broadcasters, who have invested in an aggressive campaign to convince regulators to block the merger. One such news report explains the situation thusly:

Former Attorney General John Ashcroft… has blasted Sirius Satellite Radio Inc.’s proposed acquisition of XM Satellite Radio Holdings Inc., saying the combination would leave only one provider in the market. Ashcroft… was hired by the National Association of Broadcasters to examine the acquisition…. The NAB, which represents traditional radio broadcasters, has been a fierce critic of the acquisition, now worth about $4.4 billion, since it was announced last week.18

Perhaps the most telling piece of evidence as to the likely economic effect of the satellite merger is found in this reaction by rival radio broadcasters. Their opposition signals precisely what regulators attempting to discern pro-competitive from anti-competitive combinations need to know: will the transaction result in higher outputs and reduced quality-adjusted prices? Dartmouth economist B. Espen Eckbo explains the economic incentives at work:

[I]t is important to keep in mind that, while preventing efficient mergers harms consumers, the rivals of the merging firms benefit as they avoid having to face competition from an increasingly efficient merged firm. The rivals can indeed form a politically strong interest group in situations where they perceive a significant threat to their existing industry equilibrium.19

[16]	See Table 5, below.
[17]	Farrar 2007, p. 2.
[18]	Ashcroft Attacks Sirius-XM Deal, ASSOCIATED PRESS (March 2, 2007); http://news.moneycentral. msn.com/ticker/article.aspx?Feed=AP&Date=20070302&ID=6565391&Symbol=AAPL.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

From the earliest days of the satellite radio industry – indeed, years before the first satellite was launched – radio stations have seen the medium as a dangerous competitive threat. In filings with the Federal Communications Commission and elsewhere, incumbent broadcasters have consistently argued that the “public interest” in terrestrial radio is put at risk by satellite operators “siphoning off listeners.”20

With the February 2007 announcement that satellite radio systems XM and Sirius had reached an agreement to join forces,21 broadcasters again signaled just how serious they consider this economic rivalry to be. They have attacked the combination as “merger to monopoly,”22 and emphatically urge regulators to reject the merger as anti-competitive. Radio station owners reveal precisely what one needs to know about the proposed merger between XM and Sirius to evaluate its effect on consumer welfare.

Were the proposed combination truly anti-competitive, the post-merger satellite radio enterprise would predictably raise quality-adjusted prices, reducing subscriptions sold. These are the telltale signs of “merger to monopoly.” With fewer households purchasing satellite radio service, more would be listening to terrestrial stations. Station owners would thereby enjoy financial gains as their audiences and, hence, ad revenues, grew. Not only would this be profitable for broadcasters, it would – according to the broadcasters’ long-standing rationale for public policy – enhance the “public interest.”

In seeking to block the proposed XM-Sirius combination, however, terrestrial radio interests reveal that they predict just the opposite would occur. They anticipate that a merger would facilitate not price increases, but an intensification of rivalry. Economies of scale enabled via merger could markedly improve the ability of XM and Sirius to lure subscribers from “free” radio. A strategy to prevent this efficient market restructuring by obtaining regulatory intervention nicely illustrates the anticompetitive use of competition policy.

In studies published by radio broadcasters and industry trade associations, it is argued that the proposed merger would raise satellite radio prices by at least 5% for at least two years.23 There are many problems with the analysis, as discussed below, but the thrust of the broadcasters’ policy suggestion is most informative. Were the NAB to believe rivals’ prices would substantially increase, it would – unless subverting the interests of its members – enthusiastically support the merger.

[19]	B. Espen Eckbo, The Anticompetitive Significance of Merger Revisited, paper for The Market for Corporate Control Regulation and Corporate Governance Issues, Univ. of Lille 2 (March 22, 2007), p. 14.
[20]	“NAB Response 1993”, p. 4.
[21]	XM 2007.
[22]	Sidak 2007, p. 2.
[23]	Sidak 2007, pp. 8-14.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

The testimony of industry incumbents is particularly powerful, in that radio stations have had well over a decade to research the question of satellite competition. With about $82 billion in station values, terrestrial broadcasters have strong incentives to pursue policies that will protect their assets. Broadcasters took a leading position opposing a spectrum allocation for satellite radio from the early 1990s on the rationale that competition with terrestrial stations would hurt them:

[S]atellite DARS systems will immeasurably injure terrestrial radio stations by siphoning off listeners with their thirty or more channels of new programming.24

Since the auctioning of satellite radio licenses in 1997, the National Association of Broadcasters (NAB) has aggressively lobbied for regulations that would limit the ability of XM or Sirius to provide competitive services such as local news, weather, and sports, which reduce terrestrial listening audiences:25

In lieu of the promised niche audiences... [XM and Sirius] have instead devoted substantial bandwidth to compete directly with local broadcasters with local content, without being subject to any public interest obligations… A centralized “localized” service, which is essentially duplicative of existing programming, does little to foster diversity and localism: it can only exist to the detriment of the dissemination of free and over-the-air local services to local communities.26

See Appendix 1, NAB Statements on Terrestrial vs. Satellite Radio Competition, for a further sampling of positions taken by broadcasters confirming their view that terrestrial and satellite services are highly competitive.

A merger produces multiple economic effects. On one side, merging otherwise independent firms can reduce the number of competitors, lessening market rivalry.27 On the other, combining assets to foster cooperation in production can yield efficiencies, intensifying inter-brand competition. The merger evaluation task carried out by pro-consumer policy agencies is to discern where the factors in a given merger balance out: on net, and over time, will consumers and the overall economy benefit?

In the satellite radio merger, this balancing test has been conducted by certified, reliably self-interested experts in the matter. Terrestrial broadcasters have concluded that satellite radio is a substitute for their product, and that a merger between satellite

[24]	NAB Response 1993, p. 4.
[25]	Thomas Hazlett, Local Motives, SLATE (March 16, 2004); http://www.slate.com/id/2097247/.
[26]

Federal Communications Commission, In the Matter of Establishment of Rules and Policies for the Digital Audio Radio Satellite Service in the 2310-2360 MHz Frequency Band Radio Service Terrestrial Repeaters Network, National Association of Broadcasters Petition for Declaratory Ruling, IB Docket No. 95-91 GEN Docket No. 90-357 (April 14, 2004), Executive Summary.

[27]	The same can be said for contracts, joint ventures, or patent licensing agreements, each of which are common, pro-competitive features of a capitalist economy.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

operators would enhance the attractiveness of that competitive alternative. Pre-empting this combination would deny rivals critical efficiency gains, effectively “raising rivals’ costs.”28 While clothed in the language of antitrust, the strategy is itself anti-competitive.

III. CONSUMER IMPACT

Prof. J. Gregory Sidak, articulating the case for merger foes, defines the relevant merger market as limited to two satellite radio operators, labeling the proposed combination a “merger to monopoly.”29 This analysis claims that the market is not sufficiently competitive to support the merger. On the contrary, Sirius CEO Mel Karmazin argues that there is abundant choice available to listeners, including terrestrial radio, new HD stations, iPods, CDs, Internet radio stations, and services delivered via mobile handsets.30

Courts and regulatory authorities grapple with the issue by examining various price and output measures, along with consumer surveys and other evidence. What is a more fundamental point in any competitive analysis, however, is that the burden of proof should not be on the marketplace. That is to say, where increasing consumer welfare is the objective of public policy, the question is not whether the market – as defined one way or the other – is sufficiently competitive. The determinative policy cut is whether the proposed merger will likely increase or decrease the value of services available to consumers.

This goes to the essential goal of competition policy: not to protect competitors, but competition. This is a process that – over time – provides customers better products, lower prices, and greater innovation. Individual competitors may or may not achieve that; when a merger increases consumer benefits, then it is pro-competitive whatever the current market definition and whatever regulators conclude about the extent of competition. Economist Kenneth Heyer of the U.S. Department of Justice Antitrust Division articulates the point:

Over the past several decades, there has emerged a rough consensus among professional antitrust practitioners, and within the law and economics community generally, that the “competition” referred to in our antitrust statutes is not to be interpreted simply as pre-merger rivalry among entities. Rather, it is best viewed as a process, the outcome of which is welfare, with welfare – not rivalry – being the object of interest.31

[28]	Thomas G. Krattenmaker and Steven C. Salop, Anti-competitive Exclusion: Raising Rivals’ Costs to Achieve Power over Price, 96 YALE LAW JOURNAL 2 (Dec., 1986).
[29]	Sidak 2007, p. 2.
[30]

Mel Karmazin, Chief Executive Officer, Sirius Satellite Radio, Regarding the Digital Future of the United States: The Future of Radio, Testimony Before the House Energy and Commerce Committee’s Subcommittee on Telecommunications and the Internet (March 7, 2007); http://energycommerce. house. gov/cmte_mtgs/l10-ti-hrg.030707.karmazin-testimony.pdf.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

Arguments as to the relevant market and its competitiveness are secondary. The primary consideration is whether a given transaction will benefit consumers and the economy.32 This focus is fundamental, as debates over many of the derivative questions may not admit to easy resolution. Fortunately, in the satellite radio merger, the primary issue does. Precisely because the combination is so clearly a threat to the dominant provider of radio broadcasting services, it is clearly a competition-enhancing event.

The consumer benefits of the merger can be summarized as flowing from two broad sources. The first stems from economically strengthening upstart competitors in radio broadcasting. Valuable consumer options will be sustained, and new ones emerge, because satellite broadcasting – currently valued at less than the capital invested in the two existing platforms – becomes more financially viable. Market rivalry intensifies when costs of capital for satellite radio, now extraordinarily high, are reduced, justifying innovation and product upgrades otherwise unaffordable. And the more aggressive is the competition stemming from satellite radio providers, the more likely it is that alternative providers will offer higher value to consumers in response.

The second category of consumer gains is associated with the direct benefits of lower cost products and wider customer choice. With the proposed combination, subscribers will enjoy greater scale economies in radio receivers and standardized technologies, and gain access to a wider array of programming. Instead of making choices between popular channels carried exclusively by one satellite system or the other, and then shouldering risks associated with changes in program menus or their own preferences, customers will be able to confidently access their favorite shows.

A. Financially Strengthening Competitive Entrants into Radio

The argument for merger, in fact, has been made for some time by industry experts who saw the financial weakness of satellite radio operators as a major impediment to robust inter-modal rivalry between satellite and terrestrial radio. As Yahoo!Finance reported, “most analysts see numerous financial reasons to like a combined XM-Sirius:…”33 Deutsche Bank projects that “a merged entity could generate $5bn in cost synergies,”34 a forecast consistent with other estimates.

Stifel Nicolaus, calling the merger “a no brainer,” estimates that “a successful merger could create $7 billion of shareholder value,” a result produced under the assumption that prices to consumers would not increase while product improvements would drive enhanced subscriber growth.35 Consensus forecasts of aggregate cost savings due to merger synergies range from $3 billion to $7 billion in net present value.36

[31]	Kenneth Heyer, Welfare Standards and Merger Analysis: Why Not the Best? 2 COMPETITION POLICY INTERNATIONAL 2 (Autumn 2006) [“Heyer 2006”], p. 29.
[32]	Heyer 2006 offers a compelling argument that a “total welfare” standard should rule merger analysis.
[33]	Sonja Ryst, Analyst to XM, Sirius: Quit Quibbling, YAHOO! FINANCIAL NEWS (Feb. 20, 2007); http://uk.biz.yahoo.com/20022007/244/analyst-xm-sirius-quit-quibbling.html.
[34]	James G. Dix, The Die is Cast – Reaffirm Buy Ratings on Merger, Deutsche Bank (Feb. 20, 2007), p. 1.

TABLE 1. CUMULATIVE DEFICITS AND ENTERPRISE VALUES

FOR XM AND SIRIUS, AS OF 2007 ($MIL.)

	Cumulative Cash Flows			Value of Deficit, CF’s in vested at:		Enterprise Value
	Sales	Capital, Operating & Interest Expense	Deficit	U.S. Treasury Bills	12% hurdle rate:
Sirius	1,910.0	7,620.3	-5,710.3	6,488.6	9,132.5	4,800.0
XM	2,994.6	7,660.5	-4,665.9	5,147.4	7,158.9	4,420.0

Note: Cumulative sales and expenses through 2006 calculated from Sinus (1993-2007) and XM (1998-2007) annual reports. Sales and expenses for 2007 projected in Moffett, Rifkin and Parker, XMSR and SIRI: Heads I Win, Tails You Lose, Bernstein Research (April 23, 2007). T-bill returns for 2007 assumed to equal median annual return, 1992-2006. Enterprise values from Yahoo!Finance (June 8, 2007).

Such efficiency gains are an attractive opportunity under any circumstances; in satellite radio, such changes have the potential to dramatically advance competitive forces. Wall Street sees satellite radio firms as financially constrained, given high capital costs and elusive profitability. Markets currently establish an enterprise value (“EV”)—equal to market value of equity plus market value of debt—of about $4.4 billion for XM and about $4.8 billion for Sirius, or approximately $9.2 billion in aggregate. In contrast, the combined investments of the two firms, including capital expenditures and operating losses through 2007, are valued at $11.6 billion, assuming reinvestment at prevailing t-bill rates. When outflows are compounded at a more realistic 12% cost of capital (hurdle rate),37 the present value of expenditures rises to over $16.3 billion. See Table 1. Substantially more money has been invested in satellite radio service than firm owners and bondholders have to show for it.

This is inconsistent with steady-state equilibrium. The big picture, as revealed by market valuations, is that investment is flowing out of satellite radio. The recurring investments required for continued operations will be difficult to sustain; innovations to improve products and expand services will be difficult to launch. These constraints have direct and important consequences for consumer choice.

Owners and managers of firms, quite productively, look for ways to reorganize operations. This realignment is crucial for consumer welfare, as it seeks to redeploy

[35]	Spring 2006, p. 1.
[36]	XM 2007.
[37]	RBC Capital Markets uses a hurdle rate for XM-Sirius of 10.8%; Bear Stearns a rate of 11.3%; Deutsche Bank 14%.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

assets in a way that creates competitive superiority. To the degree the firms are correct about projected efficiencies, investment capital will flow into, rather than out of, satellite radio. This will increase competitive options for current and potential customers.

By invigorating the satellite radio service, the merger offers to sustain and intensify the inter-modal rivalry featured in the competition between terrestrial and satellite radio. According to terrestrial broadcasters themselves, the presence of satellite radio service is a competitive choice for listeners, some of whom will be “siphoned” to an alternative service.38 The launch of digital HD radio by terrestrial stations has been explicitly ascribed by the National Association of Broadcasters to satellite radio’s market entry.39 Some radio stations are reducing commercial time in an effort to keep listeners from migrating to satellite.40 By increasing the probability that satellite radio will be viable for the long run, the value of satellite radio as a competitive option increases.

[38]	NAB Response 1993, p. 4.
[39]	Lockett 2004.
[40]	Newman 2007.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

TABLE 2. BROADCASTER BOND RATINGS41

Sector/Company (No. of bonds)	Moody ‘s / S&P Ratings
Terrestrial Broadcasters
Clear Channel Communications (16)	Baa3 / B+
Emmis Communications Corp. (1)	B3 / B-
Entercom Communications Corp. (1)	Bl / B
Salem Communications Corp. (2)	B2 / B-
Radio One (2)	Bl / B-
Satellite Broadcasters
Sirius (1)	Caal / CCC
XM (2 bonds with separate ratings)	Caa3 / CCC-; Caal / CCC

Source: NASD BondInfo. Citadel, not shown here, has one unrated publicly traded bond. This tabulation includes ratings for all bonds, regardless of maturity.

Part of this increase in competitiveness accrues from lower capital costs for entrants. XM and Sirius have issued debt that is rated well below investment grade. This is not a result of the firms’ balance sheets exhibiting extraordinarily high leverage.42 Table 2 shows debt ratings for radio broadcast companies with publicly traded issues (Clear Channel, Emmis, Entercom, Salem, Sirius and XM). The terrestrial broadcasters have ratings of “medium grade obligations” or “speculative.” In contrast, the bonds of Sirius and XM are designated as having “poor standing.”

Low ratings signal high risk, resulting in relatively high capital costs. Table 3 displays the average yields for publicly traded, non-convertible bonds with at least two years to maturity remaining. The yields-to-maturity on bonds of the two satellite companies exceed, by over 300 basis points (3 percentage points), yields for bonds that make up a widely used index for “medium-grade” corporate debt (Lehman’s Triple B/Baa Index). In comparison, the debt of terrestrial broadcasters trades at a much smaller discount to medium grade bonds, indicating that these broadcasters face a more certain future and enjoy a lower cost of capital.

[41]

Moody’s: “Obligations rated Baa are subject to moderate credit risk. They are considered medium-grade and as such may possess certain speculative characteristics... Obligations rated B are considered speculative and are subject to high credit risk... Obligations rated Caa are judged to be of poor standing and are subject to very high credit risk.” Moody’s Rating Symbols & Definitions (March 2007), p. 8. Standard & Poors: “Obligations rated ‘BB’, ‘B’, ‘CCC’, ‘CC’, and ‘C’ are regarded as having significant speculative characteristics. ‘BB’ indicates the least degree of speculation and ‘C’ the highest. While such obligations will likely have some quality and protective characteristics, these may be outweighed by large uncertainties or major exposures to adverse conditions.” Standard & Poors Credit Ratings; https://www.bonddesk.com/sp.html (visited June 9, 2007).

[42]	At market values, the ratio of debt to equity for XM = 0.41; Sirius’ ratio = 0.25. Yahoo!Finance (May 30, 2007).

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

TABLE 3. BOND YIELDS FOR RADIO BROADCASTERS (MAY 25,2007)

Bonds	Yields (%p.a.)	Risk Premium over BBB corporate (% p.a.)
Terrestrial radio – mean of 11 bonds from Clear Channel, 5 bonds from Entercom, Radio One, and Salem	7.12	1.05
Satellite radio – 3 bonds form Sirius and XM	9.09	3.02
US Corporate Debt Triple B / Baa (Lehman Index)	6.07	0.00

Source: Broadcaster bonds NASD Bondinfo, most recent yield to May 25 in the “Daily Summary,” http://www.nasdbondinfo.com. US Corporate debt from the Wall Street Journal, Markets Data Center, Tracking Bonds Benchmarks; http://online.wsj.com/mdc/public/page/2_3022-bondbnchmrk.html?mod=mdc_bnd_pglnk (visited May 25, 2007). Notes: All broadcaster bonds are non-convertible and have remaining maturities of two years or more. The single traded Emmis bond is excluded because it is convertible. All bonds are callable except one from Clear Channel and one each from Salem and XM. Call features lower prices and raise yields.

The data indicate that satellite radio operators face very high capital costs, making it difficult to sustain their recurring fixed investments or to undertake investment projects – including system upgrades, product innovations, or R&D – that would be profitable at conventional hurdle rates. Financial distress, in short, hampers a firm’s ability to compete. One influential study found that firms with high leverage see their output decline more in downturns than the average firm in their industry.43

Merger synergies, if realized, would predictably improve satellite radio’s financial position. This would lower capital costs, making a range of product-enhancing investments more economical. It would also, of course, raise the probability that a strong competitive presence challenging terrestrial broadcasters’ and other audio media would continue and intensify.

B. Direct Gains for Consumers

Recognizing the dynamic nature of radio fundamentally undercuts the static analysis of market share offered by broadcasters’ “merger to monopoly” claim, as shown in detail in Section V. It also shows how important it is for consumers that new economies be realized. Merger is one obvious and large source of such efficiencies, precisely why many independent analysts have embraced the combination. With a stronger financial base, capital costs will decline. Moreover, product choice will increase. And, most essentially, the long-run health of the competitive entrants will improve, thereby raising the probability that terrestrial broadcasters will face this important inter-modal rivalry for years to come. James Surowiecki writes in The New Yorker:

[43]	Tim C. Opler and Sheridan Titman, Financial Distress and Corporate Performance, 49 JOURNAL OF FINANCE 1015 (July 1994).

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

Consumers, then, have little to fear from a merged satellite company in the radio market, and they may actually have a lot to gain. Dominated by chains like Clear Channel, AM/FM radio has become a catalogue of bland choices, pre-programmed playlists, and syndicated talk. A recent study by the Future of Music Coalition found that four companies received fifty per cent of all radio advertising revenue and had nearly fifty per cent of all listeners. Even among competitors, there is often tremendous overlap in music playlists; in this environment, XM and Sirius, which offer real diversity across three hundred channels, are a gain for consumer choice. And there’s no reason to think that this diversity would ebb after a merger; no one wants to pay thirteen dollars a month to hear the same songs he could have got free from his local KISS-FM.44

This take views the merger as pro-competitive in extending the strength of a small competitor against the industry’s dominant suppliers. Merger may prove particularly important for an entrant into a business that involves high fixed costs relative to marginal costs, a situation applying to XM-Sirius:

Not surprisingly in a new business where most costs are fixed rather than variable, both firms still make losses. But this cost structure, rather than a desire to increase market power, is what makes the deal attractive, says Craig Moffett of Sanford C. Bernstein, a broker. By teaming up, the two firms can cut their fixed costs, the biggest of which is content. A merger “would cut the cost of Howard Stern in half,” says Mr Moffett, and so move the combined firm closer to profit. It is “unlikely”, he contends, that the merged firm would raise prices beyond the $12.95 per month that both Sirius and XM now charge subscribers.

But what about choice? Counter-intuitively, a merger would lead to more of it, say XM and Sirius, since it would allow them to drop channels that duplicate each other and to replace them with a wider range of niche channels.45

That the merger will increase the ability of the entrant to compete for market share is not controversial. Broadcasters themselves endorse this view by objecting to the merger. That radio stations are reacting, altering their investments and business models, reveals the competitive threat posed by satellite radio and other media: “While commercial radio stations once had automobile drivers’ ears all to themselves, competition today is intense,” writes the New York Times. “The satellite companies Sirius and XM offer scores of noncommercial stations, and new cars are increasingly factory-equipped to play iPods.”46

[44]	James Surowiecki, Satellite Sisters, THE NEW YORKER (Mar 19, 2007); http://www.newyorker.com/ talk/financial/2007/03/19/070319ta_talk_surowiecki.
[45]	They cannot be Sirius: Regulators may oppose the merger of America’s two satellite-radio firms, THE ECONOMIST (Feb 24, 2007), p. 73.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

This “intense” inter-modal competition is not centered on price. Given the rather disparate pricing models of advertising-supported terrestrial broadcasting, subscription satellite radio, MP3 devices, and other emerging digital media, it is clear that the competitive frontier is largely defined in terms of quality and convenience of service rather than price. Thomas Jorde and David Teece note the confusion that results when static models are employed in such markets, with analysts focusing only on nominal prices. In markets presenting these competitive dynamics the test for substitution between products, informing market definition of the relevant antitrust market, is then not appropriately conducted by merely analyzing prices.

When competition proceeds primarily on the basis of features and performance, the pertinent question to ask is whether a change in the performance attributes of one commodity would induce substitution to or from another. If the answer is affirmative, then the differentiated products, even if based on alternative technologies, should be included in the relevant product market. Furthermore, when assessing such performance-induced substitutability, a one-year or two-year period is simply too short, because enhancement of performance attributes involves a longer time to accomplish than price changes.47

This seriously undercuts the applicability of the SSNIP48 test, used for defining antitrust markets, in the context of the satellite radio merger (see discussion below, in Section V). Rather, it suggests that competition clearly encompasses multiple audio services, given that the suppliers of the disparate services react (by their own admission) to the performance-enhancing features of rivals. This identifies terrestrial and satellite radio as competitors, which by itself places satellite radio in a safely competitive context. This is seen in Table 4, showing the relative size of the service providers as measured by industry revenues.

[46]	Newman 2007, op cit.
[47]

Thomas M. Jorde and David J. Teece, Antitrust Policy and Innovation: Taking Account of Performance Competition and Competitor Cooperation, 147 JOURNAL OF THEORETICAL AND INSTITUTIONAL ECONOMICS 118 (1991), p. 124.

[48]

SSNIP refers to a “small but significant non-transitory increase in price,” and is used in defining antitrust markets. The exercise attempts to “find the smallest set of products, including the products of the parties to the proposed merger, that a monopolist would need to control to profitably increase prices a small but significant amount above competitive levels.” Mary T. Coleman, David W. Meyer, and David T. Scheffman, Economic Analyses of Mergers at the FTC: The Cruise Ships Mergers Investigation, 23 REVIEW OF INDUSTRIAL ORGANIZATION 2 (Sept. 2003) [“Coleman et al. 2003”], p. 122.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

TABLE 4. U.S. RADIO BROADCASTING REVENUES, 2000-2006 ($MIL)

	2000	2001	2002	2003	2004	2005	2006
Satellite Digital Audio Radio Service
XM(1)	—	0.5	20.2	91.8	244.4	558.3	933.4
Sirius(2)	—	—	0.8	12.9	66.9	242.2	637.2
Total Satellite	—	0.5	21.0	105	311	801	1,571

Commercial Terrestrial Radio Broadcasters (3)
Network	1,029	919	1,000	1,033	1,081	1,053	1,112
National	3,596	2,898	3,275	3,470	3,453	3,384	3,553
Local	15,223	14,552	15,134	15,100	15,479	15,634	15,478
Non-Spot				1,260	1,398	1,384	1,522
Total Commercial Terrestrial	19,848	18,369	19,409	20,863	21,411	21,455	21,669

Grand Total	19,848	18,370	19,430	20,968	21,722	22,256	23,240

% Satellite	N/A	0.0	0.1	0.5	1.4	3.6	6.8

Sources: (1) XM 10-k filings; (2) Sirius 10-k filings; (3) Radio Advertising Bureau (RAB); http://www.rab.com/public/pr/yearly.cfm. (RAB analysis includes information from Ernst Young, Radio Expenditure Reports, Miller Kaplan & Arase Co., and Hungerford Aldrin Nichols & Carter.)

Even the tiny share of radio broadcasting sales accounted for by satellite radio – just 6.8 percent as of 2006 – diminishes when additional audio services are accounted for. This reveals the presence of a wide array of popular, effective, and competitively priced substitutes, rendering a satellite merger harmless. As the Financial Times notes:

[I]n the larger scheme of things, it matters little whether there is one US satellite radio operator or two. Consumers have many alternatives if the merged company throws its weight around: in a world with thousands of free internet radio stations, tens of millions of iPods and countless unknown technologies on the horizon, it is hard to see two companies with a combined 3 per cent market share as a stifling monopoly.49

Given the range of consumer choice, a market restructuring to strengthen satellite’s position over the long run serves pro-competitive ends. The way satellite services are marketed and sold produces further gains from merger, as well. In the rivalry between XM and Sirius, different content is offered by either system. This provides incentives to operators to pursue popular content, but it also splits consumer purchases. With the merger of the two satellite platforms, subscription to one service could allow a customer access to a broader range of popular programming. These gains have impressed those not normally disposed to endorse mergers, including the editors of USA Today:

[49]	Leader: Satellite Radio Merger Every Monopoly is not a Bad Monopoly in the iPod Age, FINANCIAL TIMES (Mar 9, 2007), p. 14.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

It makes little sense that sports fans must decide between every single pro football game and no baseball games, or vice versa. Nor does it make much sense that people’s listening preferences should enter into their car-buying decisions. That’s one reason the proposed XM-Sirius combination, announced this week, may be the rare merger that is good for consumers.50

The dynamic changes in the audio markets yield an analysis that is fundamentally distinct from the static analysis offered by “merger to monopoly.” In the maelstrom of new services available to listeners, satellite radio is hardly dominant, and clearly in need of seizing greater efficiencies in order to offer long-run competitive value. These factors themselves combine to suggest that only by pursuing the merger’s market restructuring can satellite radio realize its potential as a part of the emerging audio services market, a point made nicely in the Los Angeles Times:

Consider a few statistics. Half of the new cars sold in the U.S. this year will have stereo systems designed to work seamlessly with an iPod. These and similar devices can also play podcasts — a recorded program that emulates over-the-air radio — from more than 44,000 sources. Of the roughly 12,500 over-the-air stations pumping out conventional radio broadcasts, about 1,200 also broadcast in digital — frequently, with more than one channel in different formats. And a growing number of mobile devices are able to tap into the expanding ranks of online music services.

Meanwhile, Sirius and XM are bleeding money at a prodigious rate as they try to amass the subscribers needed to overcome their debt and depreciation costs. Allowing them to merge could save them billions of dollars in marketing and maintenance expenses while preserving satellite radio as one of many alternatives available to consumers.51

Finally, it is instructive that the investment community consensus views the XM-Sirius merger as leading to between $3 billion and $7 billion in synergies, and does not anticipate gains from price increases post-merger.52 Instead, analysts see the merger as an attempt by satellite radio suppliers to drive costs down and to offer a more competitive product to customers. The perceived strategy is to hold down prices while expanding product quality. Stifel Nicolaus analysts project the merger will increase subscriber growth — “the combo will be able to offer more programming by combining channels leading to 1MM more subs over time”53 – precisely the quality-adjusted price competition that benefits consumers.

[50]	Our View on Your Radio Options: Sirius and XM Together Makes Sense forLlisteners, USA TODAY (Feb. 23, 2007); http://blogs.usatoday.com/oped/2007/02/post_58.html.
[51]	Radio Daze, XM and Sirius, the nation’s two satellite radio providers, want to merge. The FCC should let them. LOS ANGELES TIMES (Feb. 20, 2007).
[52]	XM 2007.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

If these independent analytical assessments are accurate, and there is no evidence suggesting they are not, than this assessment is dispositive. Transactions likely to expand output are pro-competitive. A merger that reduces effective prices to subscribers and delivers billions of dollars worth of cost saving efficiencies is in the public interest under either a “consumer welfare” or a “total welfare” standard.

IV. SATELLITE RADIO COMPETITION

It is no secret that in merger reviews market definition – essentially listing the economically relevant rivals to the merger parties – is often determinative. It is therefore important to further elaborate on the issue of satellite radio’s market competition. This section attempts to do that, covering three specific topics.

First, it establishes the historic rivalry between satellite radio and terrestrial radio as evidenced in the long effort by radio broadcasters to obtain regulatory rules limiting the scope of satellite radio’s product menu, broadcast quality, and competitiveness. Second, it analyzes Cable TV v. Broadcast TV competition, an analogy introduced by Sidak, to explain how radio broadcasting competes directly with satellite radio. While Sidak asserted that satellite and radio services do not effectively compete, the example he raised supports just the opposite conclusion. Third, it examines the current market for audio services, exploring the product mix that consumers consider substitutes for satellite radio service. Evidence gleaned across all three discussions reveal that terrestrial radio and satellite radio are strong inter-modal rivals and satisfy similar demands via substitute products.

A. Historic Rivalry Between Satellite and Terrestrial Radio

Satellite radio, also known as satellite DARS (digital audio radio service) or SDARS, was first considered by the FCC in 1990. Four firms filed petitions requesting spectrum allocations, and a proceeding was opened to consider the applications. A contentious rule-making took place that spanned seven years before the FCC successfully allocated 25 MHz of spectrum to two DARS licenses (12.5 MHz each) and awarded them, via auction, for approximately $173 million in April 1997.54

The long rule-making was largely consumed by a dispute over what harm satellite radio entry would bring terrestrial radio stations. The National Association of

[53]	Spring 2006, p. 4.
[54]	See Federal Communications Commission, Auction 15 Digital Audio Radio Service (DARS) Factsheet; http://wireless.fcc.gov/auctions/default.htm?job=auction_factsheet&id=15.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

Broadcasters (NAB) relentlessly fought the allocations, claiming that the introduction of satellite broadcasting would deal a lethal financial blow to many terrestrial stations. See Appendix 1 for a sample of these comments.

When outright denial faded as a policy outcome, the NAB put forth multiple requests for regulatory burdens to be levied on the rival service. In this proceeding, and long before the SDARS services had even launched, the broadcasters’ position was that satellite radio would “siphon”55 listeners from terrestrial radio and reduce its revenues. That, the NAB argued, would reduce the “public interest” in a healthy and vibrant local radio service. Whatever the merits of that argument, the competitive position of terrestrial broadcasting was never in doubt: broadcasters explicitly sought to block competition for broadcasters’ market share on the grounds that such competition was harmful to society. A 1995 FCC Reply Comment filed by the NAB is illustrative:

One way that the Commission can act to minimize the harmful effects of satellite DARS introduction is to structure it as a subscription-only service, as the NAB has proposed. Although satellite DARS will have a competitive impact on terrestrial stations in every radio market no matter what its regulatory classification, the NAB has urged the Commission to soften this blow to the greatest extent possible. Canvassing the Commission’s available regulatory options, a subscription requirement will introduce at least some level of differentiation between satellite DARS and terrestrial radio, and will help to minimize the direct impingement by satellite DARS providers into markets for advertising sales.56

Lest there be any question about the reality of terrestrial-satellite radio rivalry, the NAB elaborated in a footnote:

Whether it is advertising-supported or not, satellite DARS providers fundamentally will compete with terrestrial broadcasters for listeners. Because audience impacts are the primary driver in the radio business, smaller audiences translate into reduced sales of advertising to both local and national advertisers, notwithstanding DARS suppliers’ focus of subscriptions or national advertisers for support.57

The footnote went on to cite a Kagan study:

Although subscriber supported services would not appear to propose a direct threat to local broadcasters’ revenue base, the audience fragmentation likely to occur from the deluge of programming options could severely handicap traditional radio broadcasting…58

[55]

Federal Communications Commission, In the Matter of Amendment of the Commission’s Rules with regard to the Establishment and Regulation of New Digital Audio Radio Services, Comments of the National Association of Broadcasters, Gen. Docket No. 90-357 (Nov. 13, 1990), p. 17.

[56]

Federal Communications Commission, In the Matter of Establishment of the Rules and Policies for the Digital Audio Radio Satellite Service in the 2310 to 2360 MHz Frequency Band: Reply Comments of the National Association of Broadcasters, IB Docket No. 95-91 (Oct. 13, 1995), pp. 34-5 (footnotes omitted).

[57]	Ibid, p. 34.
[58]	Ibid.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

The competition that the NAB feared has materialized, according to numerous NAB Comments filed with the FCC post-DARS entry. In a 2004 petition to the Commission, terrestrial broadcasters sought a declaratory ruling that satellite operators could not offer local content even if distributed nationwide. It stated the case that inter-modal competition was intense:

What was true in 1995 is still true today – if SDARS is allowed to penetrate the local market, local broadcasting, and the voice of the community it provides, will suffer. Contrary to XM and Sirius’ assertions, the Commission did not “reject” the 1995 economic studies. Rather, the Commission stated that they because they [found] “no evidence that satellite DARS would be able to compete for local advertising,” terrestrial broadcasting would not be substantially harmed. The latest actions by satellite radio providers step beyond the boundaries they promised to stay within, to be a national service, and require the Commission to again look at the hard data the NAB and others provided in 1995. With the addition of local traffic and weather, satellite radio is no longer an exclusively national service; and its impact on terrestrial broadcasting is growing and could quickly evolve into a force in the local advertising market. How much harm, however, is largely dependent on Commission’s decision in this proceeding and timely FCC action.59

The FCC took no action, the NAB petition was withdrawn,60 and the competition that the NAB feared rages on. Terrestrial broadcasters are not, of course, sitting idly by. Continuing to see satellite radio as a competitive threat, in late 2005 the NAB launched a $40 million advertising campaign with spots that “highlight… compelling audio entertainment on local radio and close with the tag ‘Radio: You Shouldn’t Have to Pay for It.’”61 This followed the launch of HD radio as a performance-based competitive response to satellite radio and other audio products, and preceded the initiation of a $250 million advertising campaign to make consumers aware of this competitive option.62

[59]	NAB Response 2004, pp. 15-16 (footnotes omitted, italics in original).
[60]	NAB Withdraws Petition to FCC on Satellite Radio, RADIO CURRENTS ONLINE (Nov. 10, 2004); http://radiomagonline.com/currents/radio_currents_l108047/.
[61]

National Association of Broadcasters, Radio Industry Launches New On-Air Ad Campaign, Press Release (Nov. 30, 2005); http://www.nab.org/AM/Template.cfm?Section=Press Releases 1 & CONTENTID=5170&TEMPLATE=/CM/ContentDisplav.cfm.

[62]	HD Radio Launching $250 Million Ad Campaign, ORBITCAST (Dec. 4, 2006); http://www.orbitcast. com/archives/hd-radio-launching-250-million-ad-campaign.html.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

B. The Cable TV and Broadcast TV Analogy

Prof. Sidak’s Declaration offers a telling example, using the regulatory history of cable television to offer insight on the proper way to view competition between radio stations and satellite radio operators.63 The episode is important, in that it reveals how regulatory authorities have viewed rivalry between “free” (advertising support) services delivered over the air by broadcasters and an alternative delivery system selling subscription services including much larger channel packages with much more diverse programming. The implications for the XM-Sirius merger are, as Sidak indicates, pronounced. But they are the opposite of what his analysis offers.

Sidak writes that the 1992 Cable Act “recognized that the broadcast medium could not effectively compete with the emerging and popular multichannel subscription-based services...”64 He cites the Act’s finding that, “without the presence of another multichannel video programming distributor, a cable system faces no local competition.”65 This is correct. The 1992 statute allowed local authorities to cap cable rates, under FCC guidelines, except in markets where “effective competition” was found to exist. This term was defined in the statute to involve head-to-head competition with another multi-channel video provider such as a cable TV operator, a satellite TV operator, or a multi-channel, microwave distribution system (MMDS).

Sidak’s analysis is also correct in its interpretation that the statute nominally omitted broadcast television as a relevant competitor. The medium was, by 1992, believed to offer only a weak constraint on cable TV pricing in most markets, but not everywhere. In fact, the 1992 Cable Act explicitly defined “effective competition” as obtaining in a cable TV market when less than 30% of households subscribed to the service.66 This implicitly included broadcast TV and other video delivery systems in the market. Moreover, it means that if the 1992 Cable Act rules delineating competition between “free” and subscription services were applied to radio, it would today produce the conclusion that satellite radio does not constitute a separate market but is “effectively competitive” with alternative media including terrestrial radio. Satellite radio—with 14 million subscriptions in a nation of over 110 million households and 240 million automobiles—falls well below the 30% “effective competition” threshold, however calculated.67 Table 5, showing results of a recent audio listenership study by Bridge Ratings, indicates that only about five percent of U.S. citizens listen to satellite radio on a weekly basis, as compared to over 93 percent who listen to terrestrial stations. Hence, Sidak’s regulatory reference, properly constructed, offers direct evidence for the notion that satellite radio operates in a market that is “effectively competitive” with rival media.

[63]	See Sidak 2007, pp. 22-25.
[64]	Ibid, p. 22.
[65]	Ibid.
[66]	See Thomas W. Hazlett and Matthew L. Spitzer, PUBLIC POLICY TOWARDS CABLE TELEVISION: THE ECONOMICS OF RATE CONTROLS (MIT Press, 1997) [“Hazlett & Spitzer 1997”], p. 62.
[67]

Given the very low penetration of satellite radio, an exact measure is here unnecessary. Yet, it should be noted that probably fewer than ten percent of households subscribe to satellite radio today, as many of the 14 million SDARS subscriptions are delivered within family plans. It is also the case that multiple subscriptions are generally needed per household to fully substitute for terrestrial broadcasting, counting listening time in cars, home and work.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

TABLE 5. PERCENTAGE OF AMERICANS USING AUDIO MEDIA (WEEKLY)

	HD Radio	Satellite Radio	Internet Radio	MP3 Players	AM/FM
May 2007	0.0015	4.8	21.0	30.4	93.7
June 2006	0.0010	4.6	19.0	30.1	93.5

Source:	Population Break-Down of Audio Listenership, ORBITCAST (May 29, 2007) (reporting survey by Bridge Ratings); http://www.orbitcast.com/archives/population-breakdown-of-audio-listenership. html.

The history of cable TV offers additional support. In 1992, cable television had become the dominant delivery platform for video services, with 55.2 million subscribers out of a universe of 93.2 TV households (for a penetration rate equal to 59.2 percent).68 Cable was perceived to be changing from an inter-modal rival to TV broadcasting into a market of its own. It was additionally seen that broadcast TV signals, which are carried by cable TV systems and which are typically of higher signal quality over cable, were losing their effectiveness as substitutes.

Hence, the 1992 Act reversed a policy enacted when cable TV penetration was lower. In 1984, with cable TV systems emerging as an important video delivery platform, the first national Cable TV Act was enacted. In that measure, the federal government pre-empted local rate regulation in any market where “effective competition” existed. The term was then defined by the Federal Communications Commission, in April 1985, to obtain wherever three or more over-the-air TV stations (Grade B contours) were available.69 In 1991, the FCC revisited the question, increasing its “effective competition” standard to the presence of six over-the-air TV signals.70

In 1992 the Congress redefined “effective competition” in cable TV markets further. Cable TV had gone from a fledgling competitor to dominance among delivery platforms. The shift altered market definition.

The relevance for the XM-Sirius merger is that satellite radio is today fledgling, not dominant. The services are considered substitutes, and the great majority of

[68]	Kagan, Cable TV Financial Databook (June 1991), p. 11; Cable TV Financial Databook 1997, p. 7.
[69]

“We now conclude that the existence of three or more off-the-air broadcast signals in the cable market provides viewers with adequate programming choices and presents an effective constraint on the market power of a cable system in the provision of basic service.” Federal Communications Commission, In the Matter of Amendment of Parts 1, 63, and 76 of the Commission’s Rules to Implement the Provisions of the Cable Communications Policy Act of 1984: Report and Order, MM Docket No. 84-1296 (rel. Apr. 19, 1985), at 32-33.

[70]

Federal Communications Commission, In the Matter of Reexamination of the Effective Competition Standard for the Regulation of Cable Television Basic Service Rates: Report and Order and Second Further Notice of Proposed Rulemaking, MM Docket No. 90-4 (rel. July 12, 1991), par. 1.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

customers currently choose substitutes over subscription satellite radio. The pre-1992 “effective competition” standards in cable TV explicitly recognized this type of rivalry. Even when applying the 1992 statutory cable rules Sidak cites, satellite’s market penetration is sufficiently low as to be considered “effectively competitive” with inter-modal rivals. Hence, the cable TV example is apt. Alternative media effectively constrain the behavior of subscription satellite service providers.

C. Competition in Audio Services

Developments in technology have dramatically broadened the choices available... [for] audio programming. By the late 1990s, consumers had the newfound ability to listen to audio “streamed” over the Internet, and two new radio satellite services were born. Digital radio has continued to evolve with the advent of podcasting... and HD Digital Radio... In the past, “radio” was limited solely to what was available on the AM/FM dial. Today radio choices for consumers appear to have no bounds.71

Terrestrial and satellite broadcasting compete for customers. The terms of this rivalry are not the textbook “perfect competition” margins where identical firms with identical products compete on price, instantly converging to identical prices via the pressure of perfect substitutability.72 The dynamics of this real world marketplace force rivals to innovate and to differentiate, precisely as broadcasters are doing in adopting digital technologies to produce HD digital radio.73

In a dynamic sense, the audio services market is swimming with competition. The primary issue regarding adoption of alternative services is distribution of customer premises equipment (CPE). The “embedded base” of investment in receiver/player units is a barrier for new technologies to surmount, as competitive services typically require adoption of new CPE. This is certainly true of satellite radio, HD radio, iPods and other MP3 players.74 CDs and cassettes, as well as AM/FM radio receivers, are already well

[71]	Arbitron, The Infinite Dial 2007: Radio’s Digital Platforms [“Arbitron, 2007”]; http://www.arbitron.com/downloads/digital_radio_study_2007.pdf, p. 1.
[72]

Former Federal Trade Commission Chair James Miller, now a consultant to the NAB, argues against the XM-Sirius merger by quoting the FCC: “Other audio delivery media are not, of course, perfect substitutes for satellite (radio).” That is not surprising, as differentiated products do not “perfectly” substitute; firms compete largely by adding features that distinguish their products. Miller’s invocation of “perfect substitutes” as the standard for whether other products are included in the same market, however, actually renders the satellite radio merger harmless. Given that XM and Sirius are not perfect substitutes, they would occupy separate markets under the Miller analysis. The merger would, thus, have no impact on market concentration. James C. Miller III, Satellite Radio Merger: How Sirius? WASHINGTON TIMES (May 1, 2007); http://washingtontimes.com/commentary/20070430-093354-5176r.htm.

[73]

That HD is terrestrial broadcasters’ competitive response to satellite radio is evidenced by the testimony of broadcasters themselves (see Lockett 2004, op cit), and is obvious to outside observers: “iBiquity launched its digital radio technology at CES in 2004... The big difference between iBiquity’s digital radio and the popular services from XM and Sirius is that iBiquity’s digital signals are broadcast from the stations you already know and love, over the traditional AM and FM bands. And it’s free, just like today’s ordinary radio.” Ordinary Radio Strikes Back, CNET NEWS.COM (Jan. 6,2005).

[74]	Currently, 30% of Americans age 12 and over own a portable MP3 player. Arbitron 2007, op cit, p. 3.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

distributed among potential listeners, mitigating “switching costs.” Cellular phones are also widely distributed, given over 230 million U.S. mobile phone subscribers,75 with more and more handsets featuring MP3 capability76 or AM/FM radio tuners.77

In the maelstrom to establish a base of customers equipped to receive the content they distribute, all these media compete on multiple price and performance margins. Crucial aspects of rivalry are not captured in standard static models focused solely on price competition. But they form virtually the entire whole of what is interesting and competitive about the market for audio services.

A recent essay in PC MAGAZINE78 states the case in an informative way. The writer sees satellite radio as existing in a space where wireless internet delivery (IP) is emerging as the dominant distribution platform. This is seen in the emergence of cellular and local area wireless networks for accessing audio content. The use of such services is today modest, compared with traditional radio broadcasting, in the same way that satellite radio penetration is today modest relative to terrestrial broadcasting. But the confines of that market—with its substitutability across audio products—are already visible. The author of the article listens to AM/FM, satellite radio, and his iPOD, all of which “are available to me in my car.” But on long trips, he uses his EV-DO-connected laptop to play Internet radio stations, using a Rhapsody web application, through his car speaker system. Noting “a wireless WAN connection.... [yields] media choices... beyond what I could have ever imagined three short years ago,” the writer sees a rich and diverse content universe being supplied by a variety of IP networks and devices. The implications for XM-Sirius are drawn:

If the NAB thinks it has competition now from this proposed satellite merger, imagine what type of competition it will face when wireless IP content becomes mainstream and gives consumers more choices then they could ever dream of. The NAB will look back at this period in history and reminisce about a time when it only had to deal with satellite competition. Ah, the good old days.

So, while the FCC, Justice Department, and Congress review the proposed XM and Sirius merger and consider the issue of consumer choices, I

[75]	The Cellular Internet and Telecommunications Industry Association (CTIA) reported 238,006,530 subscribers as of June 8, 2007; http://www.ctia.org/.
[76]

Music services via handsets are provided by cellular carriers Cingular, Verizon Wireless, and Sprint Nextel. Stifel Nicolaus, Cingular’ Online Music Moves Impact Satellite Radio Antitrust Analysis, WASHINGTON TELECOM, MEDIA & TECH INSIDER (Nov. 3, 2006), p. 6.

[77]

“Bridge Ratings’ latest study of cell phone use shows that 25% would really like to use their cell phones to time-shift on-demand radio content, while 30% see listening to some form of radio content on their phones as a ‘service of interest.’ Only 8% were interested in audio streaming through their cell phone, but 37% use it for music downloading and 15% as an AM/FM receiver.” Bridge Study Says Cell Phones Threaten Radio Listening, RADIO ONLINE (May 9, 2007); http://news.radio-online.com/cgi- bin/$rol.exe/headline_id=b9879.

[78]	Tim Bajarin, Would a Sirius/XM Merger Violate Consumer Rights?, PC MAGAZINE (March 16, 2007); http://www.pcmag.com/article2/0,1895,2104518,00.asp .

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

respectfully submit that they put their concerns through my “video/media jukebox in the sky” litmus test. If they do, and fully understand the ramifications of “wireless changing everything,” it would be hard to rule against this merger—at least when it comes to the argument that it limits consumer choices.79

This broad view of the market is compelling. Analysts evaluating market trends and the competitiveness of rival firms see burgeoning competition in audio services. One such review, by Standard & Poor’s, notes vibrant rivalry across platforms:

Music phones and wireless music services have become immensely popular. US wireless subscribers with music player-enabled cell phones grew from 4.6 million in the third quarter of 2005 to 23.5 million in the same quarter in 2006.. More than two million subscribers downloaded music over the air to their phones in the third quarter of 2006.. (p. 19).

The percentage of wireless subscribers who purchase music over cellular networks will grow from 4% in 2006 to 21% by 2010, based on studies by IDC (p. 20).80

To apply standard equilibrium models of market structure to an industry that features such volatility is to invite overly conservative assessments of the margins on which rivalry exists. As shown in the following section, that is precisely the error rendered in characterizing the satellite combination as “merger to monopoly.”

V. SIDAK’S MERGER ANALYSIS

In the most ambitious analysis of the XM-Sirius merger offered by opponents, Georgetown University Law Professor J. Gregory Sidak defines a critical elasticity measure, evaluates market shares, and examines net consumer benefits. He concludes that satellite radio constitutes the “most reasonable” market definition, and that the XM-Sirius combination would constitute “merger to monopoly.” Even a broader market definition including terrestrial broadcasters would rule the merger anti-competitive, asserts Prof. Sidak, who uses the metric of radio channel capacity to measure market share. Finally, Sidak sees only small (gross) consumer benefits accruing from merger in that the forecast synergies accrue, by his calculations, almost entirely to fixed costs reductions rather than to marginal cost savings.

[79]	Ibid.
[80]	Standard & Poor’s, Industry Surveys: Telecommunications Wireless (March 22, 2007).

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

These conclusions are unwarranted. Sidak’s own analysis, ironically, produces a strong defense of the merger. This is so for the following reasons.

1)

Sidak calculates a “critical own-price elasticity of demand” for the post-merger firm[81], and then argues that satellite radio features an own-price demand elasticity below the critical level (in absolute value), such that a 5% price increase for the merged entity would be profitable. But the “market” Sidak claims to define has negative capital value, suggesting that no sustainable, long-term satellite radio service—let alone stand-alone market — yet exists. Moreover, duopoly or monopoly markets should exhibit above-competitive profits. Hence, the lack of expected profitability is a fatal flaw in the market definition analysis.

2)	Sidak claims that the “most reasonable” market definition includes simply XM and Sirius, but then considers other competitive media, including HD radio and, then, terrestrial radio. Market shares are measured not using revenues or units sold, but radio channel capacity. This methodology would show, e.g., that no antitrust issue would arise were Clear Channel to purchase 80% of U.S. radio stations by revenue, so long as they only owned just 20% of terrestrial stations. It would also, conversely, eliminate any antitrust issue with the XM-Sirius merger by simply including Internet radio, with its vast “channel” capacity. Using revenue shares, as in standard analyses, terrestrial radio stations and networks dwarf satellite radio, with 2006 sales of over $21 billion vs. just $1.6 billion. These more appropriate market shares reveal that there is only trivial change in industrial concentration via the XM-Sirius merger.

3)

In evaluating evidence as to the own-price elasticity for satellite radio demand, Sidak’s key empirical evidence suggesting low elasticity is that when, in April 2005, XM hiked monthly service prices by 30% it encountered (according to Sidak) virtually no reduction in subscriber growth.[82] This is said to establish price elasticity of demand below the critical level, revealing satellite radio to be a distinct market.[83] The conclusion is incorrect. Sidak’s analysis actually defines XM’s service as a distinct market. If true, this renders an XM-Sirius merger

[81]

Miscalculates, actually. Given his model and factual assumptions, the correct calculation of critical own-price elasticity is -1.43, less (in absolute value) than Sidak’s derivation of-1.52. Sidak’s equation [2]

defines price elasticity of demand as: given the constant elasticity assumption. However, this is an incorrect approximation. The critical own-price elasticity of demand can still be calculated without indeed resorting to the constant elasticity assumption, with Sidak’s assumed price and margin, using the original elasticity formula:

. Sidak, further makes an incorrect simplication going from Equation [3] to Equation [4]: the logarithm of the product should be , not .

[82]	Sidak 2007, pp. 11-12.
[83]

The empirical assertion by Sidak is here taken at face value. In an actual assessment of elasticity, of course, one would compare the rate of subscriber growth change before and after the price increase, and take into account other factors including the existence of contracts.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

competitively harmless. While that policy conclusion is correct, it is not because XM and Sirius occupy different markets. This outcome vividly illustrates the overly-narrow market definitions Sidak’s analytical framework produces.

4)

Sidak cites the 1992 Cable Act where cable TV competition was defined in terms of available multi-channel video (cable, satellite) choices, using the analogy to establish that over-the-air broadcasting is not considered a competitive constraint for subscription services.[84] The analogy is apt but demonstrates just the reverse. The 1992 Act specifically defined cable markets as “effectively competitive” when they served fewer than 30% of homes passed, a threshold condition easily met by satellite radio services today. Moreover, prior to 1992, when cable had yet to become the dominant distribution platform for video, FCC regulators explicitly defined “effective competition” as the presence of three (and, later, six) over-the- air TV stations. This non-dominant position is where subscription radio is today, and it likewise competes with broadcasters for market share.

5)

Sidak finds consumer gains from the merger not to be substantial, only a 1.1% reduction in marginal costs. This is a faulty approach both theoretically and empirically. Factually, the consensus of independent market analysts predicts that a merger would produce cost synergies of between $3 billion and $7 billion.[85] Sidak assumes that these enormous efficiencies will not flow to consumers, by restricting his analysis to exclude key competitive considerations such as product quality improvements, technology upgrades, and economies of scale—the very reasons compelling investors to support the merger. In fact, independent analysts predict that the merger will lower quality-adjusted prices for consumers, leading to increases in subscriber growth due to efficiencies entirely ignored in the Sidak analysis.

A. The Critical Own-Price Elasticity Model

Prof. Sidak pursues a “critical own-price elasticity” analysis to address the issue of whether the merging parties collectively form a distinct product market. This method estimates a “critical” elasticity of demand measure using the Lerner Index, a microeconomic formula derived using price-marginal cost margins. The critical value indicates the level of substitutability for services; if actual elasticity for the product of the post-merger satellite radio firm is predicted to be less than this level, in absolute value, the merged firm is expected to have the incentive and ability to raise prices five percent for a sustainable period. Claiming that the critical elasticity = -1.52,86 Sidak proceeds to argue that the actual demand for satellite radio is less elastic, leading him to conclude that (a) satellite radio constitutes a distinct product market, and (b) merger will lead to higher consumer prices. 87

[84]	Sidak 2007, pp. 22-23.
[85]	XM 2007.
[86]	Sidak 2007, p. 10.
[87]	Ibid, pp. 11-14.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

There are several deficiencies in this approach and the conclusions obtained, numerical errors aside. For one, there is no measurement of the actual, purportedly “low”, elasticity, and therefore nothing to specifically compare to the critical elasticity. For another, the evidence cited to estimate the actual elasticity, such as the churn rates, is derived from current pre-merger demand for XM and Sirius products.88 No allowances are made for the high-growth, disequilibrium circumstances of the satellite radio market, which are known to alter pricing strategies and, hence, Lerner Index results.89 Moreover, the complexities of that marketplace, including two-year customer contracts, exclusive contracts with automobile manufacturers, switching costs for existing (and renewing) satellite radio customers, and switching costs for existing terrestrial radio customers, are all ignored. This renders the analysis of firm pricing behavior incomplete, in that each factor has a substantial impact on how consumers react to price increases.

B. An Asserted Duopoly Market with Negative Profits

If satellite radio constitutes a distinct market, it is today structured as duopoly. Indeed, Sidak suggests just this. He approvingly quotes Gerald Faulhaber’s description of the satellite merger: “It’s a duopoly looking to merge into a monopoly.”90 Later, he refers to current rates charged by XM and Sirius as the “duopoly price.”91

Sidak’s market definition omits a crucial element: the cross-check provided by capital markets. If a distinct market exists, it would feature non-negative profitability. Indeed, were such a market organized as a duopoly headed, via merger, towards monopoly, expected profits would be well above competitive levels. Indeed, the SSNIP test Sidak outlines and attempts to conduct is designed to define “the smallest set of products, including the products of the parties to the proposed merger, that a monopolist would need to control to profitably increase prices a small but significant amount above competitive levels.”92 Where prices fail to generate competitive returns, no market has been defined.

As seen above, however, XM and Sirius are valued at just about $4.4 billion and $4.8 billion, respectively. These enterprise values include the market value of both equity and debt, and represent the present value of all future earnings anticipated for the firms. Each firm has invested significantly more than its EV, when capital expenditures and operating losses are calculated in present value terms. All told, XM and Sirius have collectively spent upwards of $11.5 billion. When cash flows are re-invested at the firms’ cost of capital (assumed =12%), the present value of expenditures for the two firms exceeds $16 billion. See Table 1 in Section III.

[88]	Ibid, pp. 12-13.
[89]

In this exercise, Sidak assumes that pre- and post-merger marginal costs are the same, a dubious approach in a nascent industry where larger scale (say, through merger) may well reduce marginal costs. It is also true that market dynamics, including strategic efforts to establish the popularity of a new service, often render pricing predictions produced by the Lerner formula incorrect. See, e.g., Robert Pindyck, The Measurement of Monopoly Power in Dynamic Markets, 28 JOURNAL OF LAW & ECONOMICS 1 (Apr., 1985).

[90]	Sidak 2007, p. 5.
[91]	Ibid., p. 55.
[92]	Coleman et al. 2003, p. 122.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

These capital market valuations demonstrate that investors do no expect either the current structure of satellite radio services, or the “merger to monopoly,” to produce monopoly profits. Given the level of investment required to supply these services, other products are sufficiently substitutable that not even competitive profits are anticipated. This renders the market defined by Sidak illusory, and explains why the owners of assets providing satellite radio services would logically seek new organizational forms in an attempt to gain profitability.

C. Defining Markets Narrowly: XM Doesn’t Compete with Sirius

Prof. Sidak asserts that the “most reasonable” market definition would include only XM and Sirius radio, such that the proposed transaction constitutes “merger to monopoly.” His model to justify this conclusion is the “critical own-price elasticity” test, explained above. There is a fatal flaw in the logic, however.

To establish that the actual price elasticity of demand for satellite radio services is below that of the critical elasticity, Sidak cites the price increase instituted by XM in 2005:

On April 2, 2005, XM increased its monthly price from $9.99 to $12.95 to bring its price in line with the price of Sirius—an increase of nearly 30 percent. In the two quarters following the price increase, XM realized subscriber growth of 13 percent (third quarter 2005) and 20 percent (fourth quarter 2005). The fact that subscriber growth continued at such a rapid pace in the presence of [a] 30 percent price increase underscores the low elasticity of demand faced by SDARS providers.93

Calling this “direct evidence on the own-price elasticity of demand faced by SDARS providers,”94 it is the only “direct evidence” offered. In the model used by Sidak it proves far too much, however. Because XM raised prices and purportedly found only limited consumer substitution away from its product, Sidak’s analysis—on its own terms—demonstrates that the market is defined as XM alone. Therefore, combining XM with Sirius does not increase industry concentration and cannot be anti-competitive.

This stunning result falls out of the application of Sidak’s framework to a market not in long-run equilibrium, complex in terms of contractual mechanisms, and facing numerous inter-modal rivals that compete primarily on quality.95 None of these

[93]	Sidak 2007, pp. 11-12 (footnotes omitted).
[94]	Ibid, p. 12.
[95]

It may also stem from a downward bias in Sidak’s calculation of elasticity. In failing to examine changes in the growth trend, or to account for other influences on subscribership (apart from the increase in the monthly service fee), consumer price responses may have been overlooked.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

complicating factors is taken into account in the analysis, which places XM and Sirius in separate markets. The Sidak framework then, reveals little about real-world competition for audio services, but produces compelling evidence that its own market definitions are too narrowly crafted.

D. Market Shares by the “Channel Capacity” Metric

Relaxing the “monopoly” satellite radio market definition, Sidak then considers including just HD radio as a competitor to satellite radio. This exercise in line drawing raises several points. First, having been openly declared a competitive response to SDARS by broadcasters,96 that this medium would be excluded under any market definition is curious. Second, HD radio is a fledgling audio service that, following a launch in 2004,97 is being introduced station by station. Given the comparatively wide use of still other audio products, including MP3 players, cellular audio services, and Internet radio, it is ad hoc to include just this one inter-modal rival.

Indeed, broadcasters themselves stress repeatedly that a variety of digital audio media now exist as direct rivals to terrestrial and HD radio. See, for instance, a sample of broadcasters’ statements filed with the Securities and Exchange Commission, in Table 6. Citadel Broadcasting Corporation explicitly cites the XM-Sirius merger as a competitive threat: “The growth of Internet radio and the proposed merger of the two satellite radio companies, if approved, could result in increased competition.”98

In comparing HD radio stations’ market share with satellite radio, Sidak elects to use number of channels to measure relative economic size. According to this methodology, if there were 20 HD radio stations in a given geographic market, while Sirius delivers 133 channels and XM 170,99 then the satellite merger would constitute a 94% market share, HD in aggregate just six percent. Sidak defends the use of channel capacity, citing the Department of Justice’s Merger Guidelines that recommend using such an approach “whenever capacity represents the best indicator of the firms’ ‘future competitive significance.’”100 Yet Sidak presents no such evidence, and such an approach here is critically flawed.

First, it omits the vast content capacity of MP3 players, Internet radio, or other audio products. Were capacity the proper measure of “future competitive significance” and not revenues or other economic measures, the vast “channel capacity” offered by these media options would be of key significance. Indeed, it is asymmetric to evaluate competition on the basis of capacity and to then exclude capacious market segments. Second, the approach produces implausible policy conclusions. This can be seen by means of a simple example. Suppose that the top seven radio stations in a market

[96]	Lockett 2004.
[97]	Digital Radio Makes Debut With CD-Quality Sound, CNN TECHNOLOGY (Jan. 7, 2004); http://www.cnn.com/2004/TECH/ptech/01/07/digital.radio.ap/.
[98]	See Table 6.
[99]	These are the satellite radio channel sizes given in Sidak 2007, p. 38.
100	Sidak 2007, p. 37.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

featuring 35 individually-owned stations accounted for 80% of the market’s ad sales and listener ratings. The acquisition of these assets by one buyer would undoubtedly provoke an antitrust response by authorities. Yet, it would muster no interest under Sidak’s approach to market share, even assuming Sidak’s baseline assessment that terrestrial broadcasting is a separate market from satellite radio. In this hypothetical merger, the Herfindahl-Hirschman Index (HHI) would increase from 286 to 629, levels classified as unconcentrated, beginning to end, by the DOJ/FTC Merger Guidelines.

In comparing “channel shares” between HD radio and satellite radio, Sidak purports to demonstrate that satellite radio has overwhelming dominance and that a merger would be highly anti-competitive. In his third and final pass at a market definition, however, Sidak offers to include terrestrial and satellite radio together in one market. Not only is this competitive rivalry apparent to the broadcasters, who are lobbying diligently to thwart the combination, but also to independent observers. As investment analysts at Stifel Nicolaus comment:

Consider a world without terrestrial radio; what would that do to satellite radio’s pricing power? We suspect it would increase it substantially. If so, then satellite and terrestrial radio are probably in the same market.101

No matter. Using Sidak’s market share metrics, terrestrial competitors change little. With 303 channels, the satellite providers again prove dominant, given that even a relatively large market features no more than about 30 analog radio stations. As Sidak notes: “Because the existing capacity of analog signals is small relative to the merged firms’ capacity, and because the ownership of such signals is mildly concentrated, the results are not significantly different from those reported” when defining the market to include just HD and SDARS.102

Suffice it to say that this interpretation of the HHI merger analysis is unrealistic. In place of competitively misleading channel numbers, an appraisal of rival economic size is called for. The standard metric used in merger analysis is revenues. As seen above in Table 4, terrestrial radio revenues in 2006, at over $21 billion annually, dwarf satellite radio sales of $1.6 billion. Together, XM and Sirius account for less than 7% of radio revenues. This reverses the market share comparison offered by Sidak: instead of terrestrial radio being one-tenth the size of satellite radio in a typical (large) market with about 30 radio stations, it is over ten times larger than satellite radio.

101	Stifel Nicolaus, XM-Sirius: Closer to a Toss-Up Than on Life Support; Focus on FCC, Hearings, DBS Appears Off Mark to Us, WASHINGTON TELECOM, MEDIA, TECH INSIDER (May 2, 2007), p. 3.
102	Sidak 2007, p. 40.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

TABLE 6. RADIO STATION OWNERS’ SEC 10K STATEMENTS ABOUT COMPETITION FOR AUDIO SERVICES

Clear Channel Communications	New Technologies May Affect Our Broadcasting Operations Our broadcasting businesses face increasing competition from new broadcast technologies, such as broadband wireless and satellite television and radio, and new consumer products, such as portable digital audio players and personal digital video recorders. These new technologies and alternative media platforms compete with our radio and television stations for audience share and advertising revenue, and in the case of some products, allow listeners and viewers to avoid traditional commercial advertisements. . . . Other matters that could affect our broadcast properties include technological innovations and developments generally affecting competition in the mass communications industry, such as direct broadcast satellite s continued establishment of wireless cable systems and low power television stations, “streaming” of audio and video programming via digital television and radio technologies, the establishment of a low power FM radio service, and possible telephone company participa provision of video programming service. (2006 Annual Report, p.25)

Beasley Broadcasting	The radio broadcasting industry also competes with other media technologies such as satellite-delivered digital audio radio services, audio programming offered by cable systems, direct broadcast satellite systems, internet content providers, personal communications services and other wireless digital audio delivery services as well as low-power FM radio, which has resulted in new noncommercial FM stations serving small, localized areas. (2006 Annual Report, p. 6)

Cumulus Media	In addition, the radio broadcasting industry is subject to competition from services that use new media technologies that are being developed or have already been introduced, such as the Internet and satellite-based digital radio services. Such services reach nationwide and regional audiences with multi-channel, multi-format, digital radio services that have a sound quality equivalent to that of compact discs. Competition among terrestrial-based radio stations has also been heightened by the introduction of terrestrial digital audio broadcasting (which is digital audio broadcasting delivered through earth-based equipment rather than satellites). (2006 Annual Report, p.7)

Citadel Broadcasting Corporation	Competition: We operate in a highly competitive industry. Our radio stations compete for audiences and advertising revenue directly with other radio stations as well as with other media, such as broadcast television, newspapers, magazines, cable television, satellite television, satellite radio, the Internet (and Internet radio), outdoor advertising and direct mail within their respective markets. Our radio stations also face increasing competition from new consumer products such as portable digital audio players, which create new ways for individuals to listen to music and other content of their own choosing without traditional commercial advertisements. The growth of Internet radio and the proposed merger of the two satellite radio companies, if approved, could result in increased competition. [Latter emphasis added.] (2006 Annual Report, p. 26)

Emmis Communications	We must respond to the rapid changes in technology, services and standards that characterize our industry in order to remain competitive. The radio broadcasting industries are subject to rapid technological change, evolving industry standards and the emergence of competition from new media technologies and services. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Various new media technologies and services are being developed or introduced, including: satellite-delivered digital audio radio service, which has resulted in the introduction of new subscriber-based satellite radio services with numerous niche formats; audio programming by cable systems, direct-broadcast satellite systems, personal communications systems, Internet content providers and other digital audio broadcast formats; MP3 players and other personal audio systems that create new ways for individuals to listen to music and other content of their own choosing; - in-band on-channel digital radio (i.e., HD digital radio), which provides multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services; - low-power FM radio, which could result in additional FM radio broadcast outlets... (2006 Annual Report, pp. 18-19)

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

Other economic measures of relative size all point in the same direction. XM and Sirius jointly had an enterprise value of $9.2 billion on June 8, 2007, for instance. At the same time, Clear Channel Communications’ radio broadcasting assets alone had an enterprise value of $13.7 billion.103 EVs for all terrestrial radio companies, based on a multiplier applied to revenues, amount to about $82 billion. XM and Sirius, jointly account for just 10% of that total. Employment levels present even a more lopsided picture. XM and Sirius have 860 and 772 employees, respectively. Total employment by terrestrial and satellite radio broadcasting in 2006, in contrast, was 113,482. Thus, the two satellite operators accounted for only 1.4% of market employment. See Table 7. By any reasonable measure, including terrestrial broadcasting in the relevant market when evaluating the XM-Sirius merger reveals the combination to encompass but a small portion of radio broadcasting.

TABLE 7—COMPARATIVE ENTERPRISE VALUE, REVENUE AND EMPLOYMENT AT RADIO STATIONS AND XM-SIRIUS104

	Enterprise Value June 8, 2007 (millions)	2006 Revenue (millions)	2006 Employees
Pure-play publicly traded terrestrial broadcasters	$9,303	$2,453
Clear Channel	$26,340	$7,070	30,900
All terrestrial broadcasters	$82,170	$21,669	111,850
XM & Sirius	$9,220	$1,571	1,632
Total Industry	$91,390	$23,240	113,482
XM& Sirius as percent of total terrestrial & satellite
All broadcasters	10.0%	6.8%	1.4%

Notes: Pure-play publicly traded terrestrial broadcasters include: Beasley, Citadel, Cox Radio, Cumulus, Entercom, Radio One, Regent, and Salem. This group’s EV/Revenue equals 3.79. Clear Channel data apply to all of Clear Channel, which derived 52% of its 2006 revenues from radio broadcasting. Clear Channel’s EV/Revenue equals 3.73. The enterprise value of all terrestrial broadcasters ($82.17 billion) is estimated by applying the pure-play multiple of 3.79 to 2006 terrestrial broadcasting revenues ($21.7 billion). Source: Yahoo!Finance.

103	This measure counts 52% of Clear Channel’s total EV, which is the percentage of its revenues derived from over the air radio broadcasting.
104

Data for publicly traded stations for May 20, 2007 come from Yahoo!Finance http://biz.yahoo.com/ p/724conameu.html. Total terrestrial radio revenue from Radio Advertising Bureau http://www.rab.com/ public/pr/yearly.cfm. Total radio broadcasting employees (except Internet) are from May 2006 National Industry-Specific Occupational Employment and Wage Estimates, Bureau of Labor Statistics, NAICS 515110 - Radio Broadcasting; http://www.bls.gov/oes/current/naics5_515110.htm. Clear Channel, XM and Sirius employees from Google Finance.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

E. A Static Model

1. Quality Enhancement

The static analysis used by Prof. Sidak omits consideration of whether the XM-Sirius merger could lead to product improvements that increase value for consumers. Focusing solely on what he identifies as marginal cost decreases and a hypothetical decrease in post-merger demand elasticity, the analysis is—on its own terms—incomplete. That is because it leaves unanswered whether asserted post-merger price increases would be compensated by quality enhancements leaving consumers better off.

This is a severe omission. In theory, there is no reason to suspect that the sole source of consumer gain springs from marginal cost reductions that reduce nominal prices. Competition among audio service media, in fact, heavily relies on performance improvements among differentiated products as opposed to price rivalry among homogeneous goods. This, many economists note, fundamentally alters the competitive analysis.105 Even without complex theorizing, it is apparent that the merger will permit an expansion of attractive programming choices for satellite radio customers. Howard Kurtz, writing in the Washington Post, summarized this position by citing an opinion offered in the blogosphere:

One of the frustrations of being a Sirius subscriber was that I always wondered if I picked the right company. Since much of their premiere content is mutually exclusive. I knew subscribing to Sirius meant I would not get any of the good content from XM. So while it sounds like it will take about a year for their programming to merge, it is nice to know I that eventually I will have the best of both worlds.106

To combine the most popular listening options in the short-run, and to expand program line-ups with the dual capacity of multiple systems (and bandwidth) as new receivers are developed over time, leads to three sources of quality enhancement. First, it provides customers with a higher-quality package on existing receivers, as the most popular programs can be transmitted to all satellite radio subscribers. Second, it creates a path for line-up expansion over time. As new receivers are available, additional programming content can be developed to fill extra channels, leading to more diverse choices for customers. The technology and equipment standards to enable this choice-expanding process will itself be facilitated by common ownership of satellite radio assets post-merger. Third, merger reduces the risk that consumers associate with a satellite radio receiver purchase. Solving the quandary confronting potential subscribers (cited above) with more certain access to a diverse array of programs encourages technology adoption.

105

See, e.g., David J. Teece and Mary Coleman, The Meaning of Monopoly: Antitrust Analysis in High-Technology Industries, THE ANTITRUST BULLETIN 801 (Fall-Winter 1998), [“Teece & Coleman 1998”] pp. 827-28.

106	Howard Kurtz, Satellite Synergy, WASHINGTON POST (Feb. 21, 2007) (quoting “King’s Chronicles”); http://www.washingtonpost.com/wp-dvn/content/blog/2007/02/21/BL2007022100354_pf.html.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

These gains are excluded from Sidak’s static model. Consider the situation wherein quality changes are the only consumer benefits—i.e., where the advantages of the merger are wholly contained in improved products for customers. There is no economic case to be made that such mergers lack the ability to bring social gains. But the Sidak model would reject the merger by simply excluding the benefit side of the ledger.

In reality, many experts see the merger as mainly about performance enhancements. Craig Moffett of Bernstein Research, considering the opposition of terrestrial broadcasters to the proposed combination, concludes that the position is largely driven by concern over program content upgrades:

The NAB’s concern appears to be that a merged satellite radio company would have less duplicative programming, and therefore could use its freed-up capacity to offer more unique channels than the two companies have today. Specifically, they would likely use at least some of the freed-up capacity for launching local-like services such as local news (these kinds of services are permissible for satellite radio under FCC rules as long as they are made available nationally rather than locally). Ironically, the companies will undoubtedly argue to the FCC that greater diversity of programming—enabled by the same elimination of duplicative stations and music genres—is the single strongest public interest argument in favor of the merger.107

Omitting quality from the merger analysis results in forecasts of competitive damage where, in fact, large consumer gains are available. A mechanical application of the SSNIP test is known to produce such results, which is why it is properly expanded to include additional evidence of market definition and merger effects, particularly in emerging high-tech industries where new products struggle to rival, or displace, established technologies. There, firms are likely to battle for market share by non-price improvements and by exploiting economies of scale that, as in the standard case of declining unit costs, spread fixed costs over larger production runs. Hence, neither nominal prices nor predicted marginal cost changes reveal the essential efficiencies delivered by the economic process.

By assuming that “products in a market are homogeneous and competitors compete on price,” write David Teece and Mary Coleman, “[a]pplication of the SSNIP test in an industry where competition is performance-based rather than purely price-related is likely to create a downward bias in the definition of the size of the relevant product market, and a corresponding upward bias in the assessment of market power.”108 So here.

107	Bernstein Research, XMSR and SIRI: Where to From Here? (Feb. 20, 2007), p. 4 (emphasis in original).
108	Teece & Coleman 1998, pp. 827-28.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

2. Dynamic Competition

Dynamic competition to develop new products and to improve existing products can have much greater impacts on consumer welfare than static price competition, and antitrust policy should take dynamic competition into account when evaluating mergers or conduct in innovation-intensive industries.109

Prof. Sidak, assuming a constant pre- and post-merger product, and asserting that the only marginal cost savings flow from billing costs (excluding customer acquisition charges from marginal cost, e.g.), offers that just $10 million in annual marginal cost savings are associated with the merger.110 These synergies, just 1.1% of what Sidak identifies as annual marginal costs, produce Sidak’s verdict that the “majority of efficiencies identified by the merging parties would not benefit consumers.”111

This approach fails to consider marginal cost reductions for such items as customer acquisition and customer equipment. More broadly, it is not true that the only gains that accrue to consumers are short-run marginal costs. Indeed, the DOJ/FTC Merger Guidelines explicitly note that antitrust authorities reviewing mergers “consider the effects of cognizable efficiencies with no short-term, direct effect on prices in the relevant market.”112 Moreover, the Guidelines recommend that “productive efficiencies,” should be considered as potential merger gains,113 despite the fact that they are not likely to be measurable for the marginal unit sold.

What is the magnitude of Sidak’s efficiency omissions? Abstracting from quality enhancements and focusing only on cost savings, the consensus view of independent investment analysts identifies $3 billion to $7 billion in net present value (NPV) gains.114 RBC Capital Markets explains their financial breakdown of the merger this way:

Our analysis suggests NPV of potential merger synergies in the $5-6 billion range, though most would likely be realized 3-5 yrs. from now. While significant realizable synergies exist, the most valuable synergies will not likely materialize until longer-term OEMs (who won’t have two entities to play off each other anymore) contracts expire. We believe that back office, retail incentives, and advertising savings are possible near-term, but only advertising synergies will likely drive the same order of magnitude in savings as reductions in OEM and content costs. Also, given 2-3 year OEM planning cycle, XM/SIRI probably need to maintain separate operating platforms for 24 months post-deal.115

109	Richard J. Gilbert, New Antitrust Laws for the “New Economy”?, Testimony Before the Antitrust Modernization Commission, Washington, D.C. (Nov. 8, 2005), p. 1.
110	Sidak 2007, p. 51.
111	Ibid, p. 50.
112	Horizontal Merger Guidelines, Department of Justice and the Federal Trade Commission (April 2, 1992; Revised April 8, 1997) [“Merger Guidelines”], footnote 37.
113	Ilene Knable Gotts, The Role of Efficiencies in Integrated Merger Analysis, DOJ Presentation (Feb. 19, 2004); http://www.usdoj.gov/atr/public/workshops/docs/202669.htm.
114	XM 2007.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

These savings have been annualized in the consensus Wall Street view at about $500 million.116 Now consider Sidak’s claim that the total cost savings via merger sum to $115 million per year, with just $10 million per year in marginal cost reductions.117 These estimates are cited from a web article,118 and displayed in Sidak’s Table 3, which, he writes, “shows the purported merger-specific savings that have [been] claimed by the merging parties.”119

But these are not, in fact, the estimates of the XM and Sirius. The merging parties cite analysts’ forecasts that NPV savings will range from $3 billion to $7 billion.120 Indeed, the source referenced in Sidak’s paper notes that the estimates are its own, and that they exclude “programming costs [which] are the largest expense at both companies.”121 Nonetheless, this forms the source of Sidak’s empirical assertion that total savings from merger would amount to $115 million, of which just $10 million would result in lower marginal costs and thus (solely) impact consumers.

Sidak’s approach is incomplete, and its incompleteness—on the cost efficiency side—can be quantified. In its most generous light, Sidak’s cost savings estimate of $115 million per year excludes 77% of the cost savings seen in the consensus estimate. In addition, Sidak excludes pro-competitive effects of the increase in operator capacity that would accrue from doubling the post-merged firm’s bandwidth, from gains in wider distribution of existing content exclusive to only one of the operators, from better coordination and pricing of satellite receivers and pre-sales auto installations (OEMs) or programming, and from reduced customer acquisition costs due to economies of scale and standardization in radio receiver production.

Further, the position that only marginal cost reductions create consumer gains is incorrect. “To an economist, the claimed efficiency must reduce the merged firms’ marginal costs, as reductions in fixed costs do not affect the pricing decisions of a profit-maximizing firm.”122 Sidak thereby excludes, for instance, radio receiver price reductions from any contribution to consumer welfare. The Merger Guidelines are cited for support “... marginal cost reductions may reduce the merged firm’s incentive to elevate price.”123 But this passage, while economically compelling, pointedly does not support the analytical framework used.

115	RBC Capital Markets, Wedding Bells are Ringing for XMRS and SIRI (Feb. 20,2007), p. 28.
116

Wachovia Equity Research, Sirius Satellite Radio (April 30, 2007), p. 1. As a perpetuity discounted at ten percent, $500 million annually is worth $5 billion in NPV, the mid-point of the consensus synergies estimates.

117	Sidak 2007, p. 51.
118	Douglas Mclntyre & Jon Ogg, How Sirius & XM Would Look As a Merged Company, 24/7WallStreet.com (Feb. 19, 2007), [“Mclntyre & Ogg 2007”]; http://www.247wallst.com/ 2007/02/how_sirius_xm_w.html.
119	Sidak 2007, p. 51.
120	XM and Sirius to Combine in $13 Billion Merger of Equals, XM Press Release (Feb. 19, 2007); http://xmradio.mediaroom.com/index.php?s=press releases&item=1423.
121	Douglas Mclntyre and Jon Ogg, How Sirius & XM Would Look As a Merged Company, 24/7WALLSTREET.COM (Feb. 19,2007); http://www.247wallst.com/2007/02/how_sirius_xm_w.html.
122	Sidak 2007, pp. 50-51.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

Indeed, the Merger Guidelines explicitly invite consideration of fixed cost savings and the creation of economies of scale,124 tempering unconvincing results yielded by simplistic models of static equilibrium. Reductions in fixed costs, specifically costs that do not vary directly with output, are essential to the creation of production economies, quality enhancements, product innovation, and the creation of new entrants. In standard models of industrial structure, such costs help determine the number of competitors, such that lowering fixed costs increases the intensity of inter-firm rivalry. To assert that fixed cost economies provide no positive impetus to consumer welfare is tantamount to denying that intellectual property rights, or policies that allow for the recoupment of sunk investments, deliver important consumer benefits.

Whether additional firms can obtain FCC licenses to mimic the satellite radio delivery system is an interesting regulatory issue.125 While it is a dynamic entry question that the Sidak analysis selectively addresses, satellite radio licenses are one of many vehicles that can be used by entrants into audio services. The launch of two SDARS networks has expanded market entry by provoking the HD radio response from terrestrial broadcasters.126 Terrestrial stations have also reduced commercial minutes in an effort to better compete with satellite operators, who offer scores of commercial-free music channels.127 And the creation of additional programming on a given satellite platform supplies competitive entry via expanded choices for consumers.

Economies of scale can generate crucial consumer benefits, even as such social gains are excluded by assumption in static models. With increased financial ability and economic incentives to deploy advanced technologies, or standardized technologies, consumer benefits are generated. With greater profitability available to marginal service providers, firms potentially reduce capital costs. This makes the investments necessary to supply competitive satellite radio services more economical.

William J. Baumol writes that the process of continuous innovation by firms is the essential ingredient of capitalist economic development.128 The pressure to “recover continuing and repeated sunk costs” is its day-to-day driver.129 This quest for productive and innovative efficiency, and the profit payoff for which investors risk capital to create it, preserves and extends market rivalry. “The static efficiency properties,” writes

123	Merger Guidelines, supra note 9, at § 4, cited in Sidak 2007, footnote 175.
124

Antitrust authorities analyzing mergers “will also consider the effects of cognizable efficiencies with no short-term, direct effect on prices in the relevant market.” Merger Guidelines, footnote 37. See also, Heyer 2006; and William Kolasky, Prepared Remarks, FTC/DOJ Joint Workshop on Merger Enforcement Panel on Efficiencies/Dynamic Analysis/Integrated Analysis, Washington D.C. (Feb. 19,2004).

125	Originally, four firms filed FCC petitions to obtain satellite radio licenses, and the FCC initially allocated 50 MHz for four 12.5 MHz licenses.
126	Lockett 2004, op cit.
127	Newman 2007, op cit.
128	William J. Baumol, The Free Market Innovation Machine (Princeton University Press, 2002).
129	Ibid., p. 167.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

Baumol, “...are emphatically not the most important qualities of capitalist economies.”130 And his reference to the process of innovation well describes the dynamics of satellite radio, where entrants have risked substantial investments to provide a new range of products to customers, challenging old business models:

[I]n key parts of the economy the prime weapon of competition is not price but innovation... [M]anagements are forced by market pressures to support innovative activity systematically and substantially, and success of the efforts of any one business firm forces its rivals to step up their own efforts. The result is a ferocious arms race among the firms in the most rapidly evolving sectors of the economy.131

This entrepreneurial dynamic is not powered by incremental reductions in marginal costs for given technologies or services, but by the creation of new markets or products altogether. In attacking radio broadcasting incumbents with a higher quality alternative, and in restructuring the supply of satellite radio to strengthen this foray, the managers of XM and Sirius endeavor to compete in this arms race. Yet that central event in the strategic alignment of XM-Sirius plays no role in Prof. Sidak’s analysis.

By common sense, the $5 billion in “consensus” savings has far more to do with the economic purpose of the proposed merger than the $10 million in annual billing cost savings which forms the sole merger rationale for consumers in Sidak’s static model. Consumers are not insulated from the enormous organizational and financial efficiencies that the merging parties seek to achieve. This has not escaped notice anywhere outside of static models that foreclose such considerations. Indeed, broadcaster opposition to the merger is largely based on just these expected outcomes:

The economic logic of the merger is irrefutable. These are, after all, very high operating leverage businesses, with very high fixed—and very low variable—costs. As a consequence, scale is tremendously important (this, too, suggests that the companies are unlikely to raise prices as a consequence of greater “market power” even after the merger, should it be approved).132

Broadcasters anticipate that the merger will make consumers more likely to listen to satellite radio, and enjoy it. This is the pro-consumer aspect of the merger—and the synergies that may be largely ascribed to “fixed costs.”

130	Ibid., p. viii.
131	Ibid.,p. ix.
132	Bernstein Research, Where to From Here? (Feb. 20, 2007), p. 5. Analyst Craig Moffett elaborates the price constraint point:

Strategy 101 would seem to dictate that sustained rapid subscriber growth (i.e. a low price strategy) would easily trump harvest (i.e. a high price strategy) for as long as possibly feasible. Moreover, since a merger would leverage these same high fixed costs much more efficiently across a larger base, yielding a lower per-subscriber cost structure, one could imagine that a merger would facilitate lower rather than higher consumer rates.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

VI. CONCLUSION

Mergers and divestitures are a vital part of the process by which capital markets rationalize the use of economic assets. When firms capture efficiencies, either by combining or splitting up, investors realize positive returns. Often these gains derive from lower costs for systems and operations, enabling the supply of more attractive products. Customers benefit directly, facing lower quality-adjusted prices. They also benefit over time, as economies intensify competitive forces, introducing improved products and expanded choices and, in turn, provoking innovation from rivals.

The role of competition policy is to challenge acquisitions driven by the creation of market power. Where a corporate sale is best explained as an effort to facilitate output restriction, raising quality-adjusted prices, regulatory authorities have the ability to block it. The analysis focuses on a balancing test in which the gains anticipated from merger synergies are weighed against expected losses due to enhanced market power.

The XM-Sirius merger is well informed, in this balancing test, by the extremely large efficiencies forecast by independent analysts, by the implausibility of quality-adjusted price hikes post-merger, and by the strong opposition to the satellite radio combination by the service’s chief inter-modal rival, terrestrial radio.

Consensus estimates by investment analysts see cost synergies of between $3 billion and $7 billion in net present value. These enormous efficiencies, equal to about half the aggregate enterprise value of XM and Sirius combined, would bolster the financial position of competitive radio entrants. This strengthens rivalry by raising its long-term prospects, permitting more aggressive investment in satellite systems and products, and in prompting competitive responses from terrestrial broadcasters and other competitors. Indeed, HD digital radio has already been launched to counter satellite’s digital audio service.

Given the incentives of the merged satellite radio firm to expand its subscriber base, and facing alternative audio media that include not only analog and HD broadcasting but MP3 players, Internet radio, and cellular phones featuring both MP3 and AM/FM tuner technology, the competitive constraints are tight. The merger is seen not as an attempt to restrict output, but as an effort to strengthen the product, offering consumers more content per dollar. Analysts forecast that revenue will increase post-merger—not with price increases, but quality enhancements triggering higher subscriber growth.

To view the merger as facilitating market power, a position taken by merger foes who define the market as limited to satellite radio, conflicts with the economic evidence. Yet static models omit this evidence, failing to incorporate non-price competition, technological innovation, contracts, and the competitive role played by recurring fixed costs. Simplistic application of such models produces implausibly narrow markets, defining XM’s product, for instance, as existing in a separate market from Sirius.133

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

The opposition of terrestrial broadcasters evinces no such analytical infirmity. Radio station owners have long studied the issue of radio rivalry, and have—for over a decade—asserted that satellite radio offers a dangerous competitive threat. In advocating that regulators deny the proposed merger, broadcasters document that its likely effect will be to provide satellite radio listeners more, not less, service for their subscription dollar.

This “market test” for the XM-Sirius merger is clear to many. Economist David Henderson asks if broadcasters would “oppose the merger if they thought the merger would raise prices for what you bought?” His answer: “Not likely.”134 Gigi Sohn, president of Public Knowledge, also sees the position of interested parties as key. “It is no accident that the National Association of Broadcasters is vigorously opposing this merger—despite their protestations to the contrary, they view satellite radio as a major competitor.”135

Given that satellite radio accounts for under seven percent of radio broadcasting revenues, treating satellite and terrestrial radio as competitors makes the case for merger approval straightforward. Donald Russell, a 24-year veteran of the U.S. Department of Justice Antitrust Division now a private antitrust attorney, asks: “If satellite radio doesn’t compete against traditional broadcasters, why is the NAB making an all-out effort to block the merger?”136

The question was posed to Mark Cooper, director of research at the Consumer Federation of America, who argued in this Wall Street Journal forum that regulators should block the merger. His response was telling: “The NAB would like to eliminate every shred of competition, no matter how minor and indirect it is. That does not constitute evidence that such competition is effective or sufficient to prevent abuse.”137

Actually, so far as the merger is concerned, it does. That radio station owners are keen to oppose the slightest “shred of competition” provides clarity to their broadcast signal. Any change to reduce rivalry by “merger to monopoly” would be welcomed. Yet it is their reliably self-interested opinion that the merger will not create monopoly, but more intense competition. Precisely why this combination is in the consumer’s interest.

133	This is the implication of Prof. J. Gregory Sidak’s analysis, as discussed in Section V.
134	David R. Henderson, Sirius Business, WALL STREET JOURNAL (Feb. 28, 2007), p. Al5.
135	Gigi Sohn, The XM-Sirius Merger and the Public Interest, PUBLIC KNOWLEDGE (April 6, 2007); http://www.publicknowledge.org/node/903.
136	Reply All: Is XM-Sirius Good for Consumers?, WALL STREET JOURNAL (Feb. 27, 2007)..
137	Ibid.

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

APPENDIX 1

APPENDIX 1. NAB STATEMENTS ON TERRESTRIAL VS. SATELLITE RADIO COMPETITION

Name of FCC Proceeding	Date Filed	NAB Position	page
Response of NAB to American Mobile Radio Corporations’ Reply and Opposition to Petitions to Deny in File Nos. 26/27-DSS-LA-93; IO/1 I-DSS-P-93	25-Jun-93	[Underlying NAB’s concern over the proposed expansion of an already saturated marketplace is the loss of local service communities will face as currently struggling stations are pushed over the financial precipice.	3
Response of NAB to American Mobile Radio Corporations’ Reply and Opposition to Petitions to Deny in File Nos. 26/27-DSS-LA-93; IO/1 I-DSS-P-93	25-Jun-93	[Satellite DARS systems will immeasurably injure terrestrial radio stations by siphoning off listeners with their thirty or more channels of new programming.	3
Response of NAB to American Mobile Radio Corporations’ Reply and Opposition to Petitions to Deny in File Nos. 26/27-DSS-LA-93; IO/1 I-DSS-P-93	25-Jun-93	AMRC asserts that because it intends to rely on subscriptions and not advertising sales for profits, it would not be competing with terrestrial broadcasters in a manner sufficient to drive marginal stations off the air, and it summarily dismisses competitive concerns. This conclusion is untenable. A radio station’s “product,” what it sells, is numbers of listeners, its “ratings.” Satellite DARS of necessity will cut into terrestrial broadcasting audiences. As a result, stations which are already struggling to remain financially viable will be incredibly hard pressed to persevere, with lower ratings, and thus lower ad dollars paid for lower “numbers.”	3-4
Response of NAB to American Mobile Radio Corporations’ Reply and Opposition to Petitions to Deny in File Nos. 26/27-DSS-LA-93; IO/1 I-DSS-P-93	25-Jun-93	[L]ocal programming is relatively expensive to produce. As the audience for such programming is fractured between the local station(s) and satellite DARS programming, the ability of a terrestrial station to support its local product will evaporate.	5

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

Comments of the NAB, Gen. Docket No. 90-357	13-Nov-90	Any success of satellite-based audio broadcast services would likely be at the expense of local broadcast stations, in that satellite services would affect the amount of advertising placed on local radio stations, and the related cost of air time on the station’s rate card. Due to the inherent non-local nature of satellite-distributed services, if commercial satellite audio broadcasting services were to be based on advertising, rather than on subscription fees, a substantial percentage of the revenues would likely come from existing national and/or regional advertisers. Consequently, the existing foundation of advertising revenues, supporting current local radio
		services, would be affected, perhaps significantly.	14
Comments of the NAB, Gen. Docket No. 90-357	13-Nov-90	Should radio’s national/regional advertising revenues migrate to new satellite-delivered audio services, conceivably this could translate into a potential loss of almost a fifth of the total economic base of the entire radio broadcasting industry in the United States. While total loss of all national/regional revenues is possible, a more likely scenario is a loss of an increasing percentage of national/regional ad dollars.	14
Comments of the NAB, Gen. Docket No. 90-357	13-Nov-90	The viability of local radio stations in the United States could be seriously threatened by major advertising market realignments caused by communications policies promoting two rival radio distribution markets — one local, and one national/regional. The effect of heavy losses in national/regional revenues would not likely be evenly distributed among local broadcasting stations. The impact would most likely fall hardest on the class of stations most vulnerable at this time — AM stations.	15
Comments of the NAB, Gen. Docket No. 90-357	13-Nov-90	[W]ith the advent of a satellite-audio service configured on a nationwide distribution model, financial support is more likely to be siphoned from radio’s national advertising base rather than from new, unknown and unidentified sources.	17
Comments of the NAB, Gen. Docket No. 90-357	13-Nov-90	[T]he introduction of a new, national radio broadcast competitor could be expected to have a more direct effect on audiences and advertisers than any of today’s non-broadcast media services. The system and concept of broadcasting is well-known and understood by American audiences. Due to this familiarity factor alone, satellite-delivered digital audio services may have an edge in competing with non-broadcast distribution media. And more to the point, services that generally sound, operate, and are received over-the-air, “just like radio,” on automobile, home stereo, and portable receivers, might attract specific segments of the listening audience (i.e., especially those in mobile vehicles) and thus affect local broadcasting stations much more than do CDs, DAT or new cable audio services.	18
NAB petition to deny in re: Satellite Radio, Inc. 8-DSS-DISC-91(Z); 49/50-DSS-P/U-90; I58/59-DSS- &VEND-90	18-Mar-91	Satellite CD’s proposed private satellite sound broadcasting system will compete directly with NAB member stations for listening audience. Because the stations’ revenues depend on the size of their listening audience, the loss of listening audience to Satellite CD will adversely affect the stations economically.	1-2

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

Reply comments of the NAB, Gen. Docket No. 90-357	20-Oct-95	DARS will bring only minimal new benefits to the vast majority of the listening public, but will, with its certain duplication of mainstream formats and its sure diversion of audiences and fragmentation of advertising, lessen the ability of traditional radio stations everywhere to provide quality local programming and community services.	2
Reply comments of the NAB, Gen. Docket No. 90-357	20-Oct-95	[T]he efficiencies to be offered to advertisers suggest that nationwide DARS would have competitive advantages to compete with incumbent broadcasters.	4
Reply comments of the NAB, Gen. Docket No. 90-357	20-Oct-95	Three of the DARS Proponents, in their comments, blatantly misrepresent the reach of terrestrial radio by referencing only the reach of FM radio signals ... by referencing only FM stations as just described, it becomes clear that the DARS applicants are really focused not on the smaller stations, but on the audience of the larger stations (FM), the larger populations, the real numbers and the real dollars.	6-7
Reply comments of the NAB, Gen. Docket No. 90-359	20-Oct-95	[T]he fact that radio listenership in cars continues to grow does not mean that the inclusion of CD and cassette players in cars has not diverted radio listenership in cars. We submit that the fact that radio listenership in autos has continued to grow is much more a function of the fact that over the last several years people have been experiencing longer commutes in their cars and therefore all listening in cars has dramatically increases. Moreover CD’s and cassettes are simply not fungible products with “radio,” in that CD’s and cassettes must be purchased, transported to the car and selected — and, they do not have the “personality” or commentary of announcers.	24
Reply comments of the NAB, Gen. Docket No. 90-359	20-Oct-95	[Satellite DARS will have a competitive impact on terrestrial stations in every radio market no matter what its regulatory classification . . .	34
Reply Comments of the NAB, Gen. Docket No. 90-359; The Truth About Satellite Radio, Attachment	20-Oct-95	The primary audiences of local radio and satellite radio are the same: home/office/auto. They will compete directly for local market share.	2
NAB Petition for Declaratory Ruling, IB Docket No. 95-91 GEN Docket No. 90-357	14-Apr-04	In lieu of the promised niche audiences, foreign language services, senior and children’s programming, [XM and Sirius] have instead devoted substantial bandwidth to compete directly with local broadcasters with local content, without being subject to any public interest obligations.	i
NAB Petition for Declaratory Ruling, IB Docket No. 95-91 GEN Docket No. 90-357	14-Apr-04	NAB conducted extensive studies which showed the economic harm a national satellite radio service would have on local broadcasters and their ability to serve their local communities. . . The SPR Study, along with a study provided by Kagan Media Appraisals, are replete with evidence of the relative fragility of local radio service and how it could be severely impacted by diversion of the audience to SDARS.	8

Thomas W. Hazlett	The Economics of the Satellite Radio Merger

NAB Petition for Declaratory Ruling, IB Docket No. 95-91 GEN Docket No. 90-357	14-Apr-04	[T]he majority of XM and Sirius’ lineups are music channels that are essentially are [sic] duplicative of formats offered by terrestrial radio, albeit broken down by channels into subcategories by music genre... Instead of fulfilling their commitments to serve children, senior citizens, ethnic and foreign language communities, XM and Sirius have devoted their bandwidth to variations on traditional, mainstream programming.	11-12; 13

NAB Petition for Declaratory Ruling, IB Docket No. 95-91 GEN Docket No. 90-357	14-Apr-04	In lieu of the promised niche audiences . . . they have instead devoted substantial bandwidth to compete directly with local broadcasters with local content, without being subject to any public interest obligations. . . A centralized “localized” service, which is essentially duplicative of existing programming, does little to foster diversity and localism: it can only exist to the detriment of the dissemination of free and over-the-air local services to local communities.	17

NAB Reply Comments to NAB Petition for Declaratory Ruling, MB Docket No. 04-160	21-June-04	What was true in 1995 is still true today - if SOARS is allowed to penetrate the local market, local broadcasting, and the voice of the community it provides, will suffer. . . With the addition of local traffic and weather, satellite radio is no longer an exclusively national service; and its impact on terrestrial broadcasting is growing and could quickly evolve into a force in the local advertising market. How much harm, however, is largely dependent on Commission’s decision in this proceeding and timely FCC action.	15-16

Note: Footnotes omitted

55 Exchange Place, 5th Floor New York. NY 10005 T. 212 233 8955 F. 212 233 8996	1522 K Street N.W., Suite 1130 Washington, DC 20005-1225 T. 202 842 0235 F. 202 887 0812 www.hispanicfederation.orq

June 5, 2007

Marlene H. Dortch, Secretary

Federal Communications Commission

Office of the Secretary

445 12th Street, SW

Washington, DC 20554

Re:	Consolidated Application for Authority to Transfer Control of XM Radio Inc. and Sirius Satellite Radio Inc., MB Docket No. 07-57

Dear Ms. Dortch:

On behalf of the Hispanic Federation, I am writing to express our support for the acquisition of XM Satellite Radio by Sirius.

As a non-profit organization serving the Latino community, the Hispanic Federation takes concerns relating to media concentration and mergers seriously, however, the circumstances of this application persuade us that satellite radio offers consumers programming that is diverse and accessible at reasonable prices.

For the most part, the mainstream media companies offer very limited music and entertainment programming targeted to the Hispanic community. Satellite radio, by contrast, does provide sought after programming such as CNN en Espafiol, ESPN Deportes, and Mexico Canta. We believe that satellite radio provides expanding and vibrant platforms for news and entertainment for Hispanic Americans.

In recent news reports, it was indicated that both XM and Sirius have experienced financial hardships in recent months. We believe that the acquisition could help strengthen both companies and enable them to expand the universe of diverse programming available to communities across the country and provide additional channel capacity.

According to representations of both companies, the acquisition is also likely to save consumer costs by making more programming available for a lower prices (measured on a channel by channel basis) The XM-Sirius merger could give consumers the best of both services at a price well below the combined cost today.

Taking Hispanic causes to heart

As a national advocacy organization, we do encourage actions that will provide our community with the benefits of competition, lower prices and more choice in a fair and equitable manner. Given all of the competing considerations, we believe that the XM-Sirius merger will achieve these objectives and as such, we urge its approval.

Thank you in advance for your consideration.

Sincerely,

Lillian Rodriguez-Lopez
President, Hispanic Federation

Cc:	Chairman Kevin J. Martin
Commissioner Michael J. Copps
Commissioner Jonathan S. Adelstein
Commissioner Deborah Taylor Tate
Commissioner Robert M. McDowell

Before the

FEDERAL COMMUNICATIONS COMMISSION

Washington, D.C. 20554

Applications of	)
)
XM Satellite Radio Holdings Inc.,	)	MB Docket No. 07-57
)
)
and	)
)
Sirius Satellite Radio Inc.,	)
e	)
)
For Authority to Merge.	)
)
)

COMMENTS OF THE WOMEN INVOLVED IN FARM ECONOMICS

Women Involved in Farm Economics (WIFE) respectfully submits its comments in the above-referenced proceeding. WIFE believes that a merger between Sirius Satellite Radio (“Sirius”) and XM Satellite Radio (“XM”) will ensure the continued availability of crucial information services and lead to lower prices and greater choices for rural consumers. Therefore, the merger application should be approved by the FCC.

WIFE was organized in December 1976 at Sidney, Nebraska as a nonprofit agricultural association. We are a grassroots organization dedicated to improving profitability in production agriculture through educational, legislative, communicative, and cooperative efforts.

The farms and rural communities we represent have been well served by satellite radio. Approval of the merger between Sirius and XM will ensure that

1

our rural communities continue to receive important informational service via satellite radio and will provide our members and rural neighbors with more programming choices at improved prices.

Rural communities have benefited greatly from the weather, emergency and other informational services provided by satellite radio. WIFE appreciated the services provided by Sirius and XM during and after the Hurricane Katrina disaster. During the relief effort Sirius broadcast 24/7 news and information while XM provided Red Cross Radio which provided information to victims of the hurricane and Red Cross relief workers. Both operators donated hundreds of radios to shelters and relief workers to ensure that they could receive this important information.

Both Sirius and XM broadcast National Emergency Alert Service (EAS) messages to consumers and both have dedicated channels—Sirius Channel 184 and XM Emergency Alert (XM channel 247)—that provide critical, up-to-date emergency information regarding natural disasters and other emergencies 24 hours per day, seven days per week. XM also has begun to partner with local jurisdictions to provide more localized emergency alerts, including Amber Alerts to aid in the search for missing children in the critical hours and days after their disappearance. Many of the financial and business channels provided by Sirius and XM also make available current information on prices and economic trends to farms and ranches.

2

These types of informational services are critical to rural communities. A merger of Sirius and XM will enable the combined company not only to continue to provide these critical services, but also to expand and improve these services with increased efficiencies.

In addition to the weather, emergency and other informational services provided by Sirius and XM, rural communities enjoy and depend upon satellite radio to provide a diverse selection of programming. Both companies provide an incredibly broad range of channels, including some very specialized choices that appeal to our members and are unmatched by other service providers. The merger of Sirius and XM will allow the companies to provide even more options to consumers. Consumers will be able to receive programming from both services without needing to purchase two radios and pay for two services. We understand that after this merger there will be new program packages at prices that actually are lower than those available today.

For each of the reasons we have described, WIFE urges the FCC to approve the merger of Sirius and XM.

Respectfully submitted,

Women Involved in Farm Economics

By:	/s/ Pam Potthoff, National President

Dated: May 14, 2007

3

June 8, 2006

VIA ELECTRONIC FILING

Marlene H. Dortch, Secretary

Federal Communications Commission

445 12th Street, SW

Washington, D.C. 20554

Re:	Notice of Ex Parte Presentation; Application for Authority to

Transfer Control of XM Radio, Inc. and Sirius Satellite Radio, Inc.,

MB Docket No. 07-57

Dear Ms. Dortch:

On behalf of American Values, I am pleased to write in support of the proposed merger of Sirius Satellite Radio and XM Satellite Radio. This merger will make satellite radio a more appealing choice for many consumers. This is particularly the case for the constituency represented by American Values, which serves as a key voice for those interested in protecting the core values of life, marriage, family, faith and freedom.

We are particularly pleased that Sirius and XM have promised to offer consumers a number of impressive benefits if their merger is approved by regulators. Especially important to our membership is the commitment the parties have made to issue refunds to satellite radio subscribers who choose to block adult-themed programming. Like so many people, the majority of our members do not want their children and families exposed to programming they may find indecent or offensive. And, of course, those who do not have any interest in such programming should not be forced to pay for it or to subsidize the interests of others.

With all of the indecent and violent programming bombarding American families today, we applaud the efforts of Sirius and XM to empower consumers who want to avoid such content. This is clearly a step in the right direction.

We also have heard the arguments of some opponents who claim this merger should be blocked because it will create a “monopoly” that will have an unchecked ability to raise prices or otherwise harm consumers. Frankly, these arguments seem to be based more on competitive fears than a realistic assessment of the audio market.

2800 Shirlington Road • Suite 950 • Arlington, VA 22206

Phone: 703-671-9700 • Fax: 703-671-1680

www.ouramericanvalues.org

Marlene H. Dortch, Secretary

June 8, 2007

The fact is that a Sirius-XM merger will make satellite radio a stronger player. Not surprisingly, other competitors (such as traditional AM/FM radio) are keen to stop that from happening. We believe that incumbent competitors should be forced to respond to this consumer-oriented merger by making their own service offerings more attractive, and should not be able to simply obstruct advances in the marketplace in order to serve their self-interests.

For all of these reasons, we urge you to seriously consider the many public interest benefits that will result from a combined satellite radio company and to give this proposed merger the benefit of the doubt. We believe that consumers will thank you if you do so.

Respectfully submitted,

Gary L. Bauer

President, American Values

Cc:	Chairman Kevin J. Martin

Commissioner Michael J. Copps

Commissioner Jonathan Adelstein

Commissioner Deborah Taylor Tate

Commissioner Robert M. McDowell

May 24th 2007

Ms. Marlene Dortch, Secretary

Federal Communications Commission

Office of the Secretary

445 12th Street, SW

Room TW-B204

Washington DC 20554

Re: MB Docket No. 07-57

Dear Ms. Dortch,

On behalf of the New York State Federation of Hispanic Chambers of Commerce, one of the largest advocates for the nation’s two-million Hispanic-owned businesses, I urge the Commission to approve the merger of Sirius and XM satellite radios, which will bring competition, diverse programming and lower prices to our community.

As you know, the Hispanic marketplace is expanding at an unprecedented rate not only in large metropolitan areas, but in every remote corner of the nation. Satellite radio programming includes business news and information, entertainment and consumer news targeting Spanish and English-speaking Latino listeners 24 hours a day, 7 days a week.

We firmly believe that alternative news sources found in downloadable services, satellite, HD and internet radio have played a role in fueling this economic growth and our community is more informed and better prepared to make important business decisions as a result.

Additionally, XM and Sirius understand the long-term benefits of servicing growth markets such as ours and with the merger, more channel capacity will likely be available to service communities such as ours. This is a key component of great value to Latino listeners and should not be overlooked by members of the FCC as they begin their review process.

The bottom line is that with expanded choices and better prices, satellite radio will be an even more attractive option for consumers, and this ultimately benefits our Chamber members and the two-million Latino-owned businesses in the U.S.

There is no doubt that the XM-Sirius merger will be a win-win for Hispanic businesses and the community and we strongly urge its approval.

Respectfully submitted,

Alfred P. Placeres, Esq.

President

New York State Federation of Hispanic Chambers of Commerce

2710 Broadway

New York , NY 10025

In addition, the “Merger Resources” page of the updated internet website also contains links to the following press releases and letters included on the internet website:

SIRIUS SATELLITE RADIO

((XM))

For Immediate Release

XM SATELLITE RADIO AND SIRIUS SATELLITE RADIO HIGHLIGHT BROAD-BASED SUPPORT FOR MERGER

Washington, DC and New York, NY – June 13, 2007 – In an advertisement published today in *Communications Daily, The Hill, The Politico and Roll Call*, SIRIUS Satellite Radio (Nasdaq: SIRI) and XM Satellite Radio (Nasdaq: XMSR) highlighted the growing list of organizations voicing their support for the XM-SIRIUS merger.

The text of the advertisement follows:

> SIRIUS and XM Radio.
> The people who support our merger are as diverse as our programs.
>
> Among the groups that have voiced their support:
> - League of Rural Voters
> - National Consumers League
> - National Black Chamber of Commerce
> - Hispanic Federation
> - The Latino Coalition
> - League of United Latin American Citizens (LULAC)
> - New York State Federation of Hispanic Chambers of Commerce
> - Women Involved in Farm Economics (WIFE)

Each of the signatories to the advertisement has already filed comments with the Federal Communications Commission (FCC), which opened its public comment period on the merger Friday, June 8, 2007. In their FCC comments, many of the organizations cited satellite radio's program diversity and the merger's potential to strengthen or expand such programs and channels as primary reasons for their support for the SIRIUS-XM combination.

To view a full version of the advertisement and for more information on the SIRIUS-XM merger please visit either XMmerger.com or SIRIUSmerger.com.

###

About SIRIUS

SIRIUS, "The Best Radio on Radio," delivers more than 130 channels of the best programming in all of radio. SIRIUS is the original and only home of 100% commercial free music channels in satellite radio, offering 69 music channels. SIRIUS also delivers 65 channels of sports, news, talk, entertainment, traffic, weather and data. SIRIUS is the Official Satellite Radio Partner of the NFL, NASCAR, NBA and NHL, and broadcasts live play-by- play games of the NFL, NBA and NHL, as well as live NASCAR races. All SIRIUS programming is available for a monthly subscription fee of only $12.95.

SIRIUS Internet Radio (SIR) is a CD-quality, Internet-only version of the SIRIUS radio service, without the use of a radio, for the monthly subscription fee of $12.95. SIR delivers more than 75 channels of talk, entertainment, sports, and 100% commercial free music.

SIRIUS products for the car, truck, home, RV and boat are available in more than 25,000 retail locations, including Best Buy, Circuit City, Crutchfield, Costco, Target, Wal-Mart, Sam's Club, RadioShack and at shop.sirius.com.

SIRIUS radios are offered in vehicles from Audi, Bentley, BMW, Chrysler, Dodge, Ford, Infiniti, Jaguar, Jeep®, Land Rover, Lexus, Lincoln, Mercury, Maybach, Mazda, Mercedes-Benz, MINI, Mitsubishi, Nissan, Rolls Royce, Scion, Toyota, Volkswagen, and Volvo. Hertz also offers SIRIUS in its rental cars at major locations around the country.

Click on www.sirius.com to listen to SIRIUS live, or to purchase a SIRIUS radio and subscription.

About XM

XM (Nasdaq: XMSR - News) is America's number one satellite radio company with more than 8 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City, Chicago, the Country Music Hall of Fame in Nashville, Toronto and Montreal, XM's 2007 lineup includes more than 170 digital channels of choice from coast to coast: commercial-free music, premier sports, news, talk radio, comedy, children's and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Hyundai, Nissan, Porsche, Subaru, Suzuki and Toyota is available in 140 different vehicle models for 2007. XM's industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

***

Important Additional Information Will be Filed with the SEC

For Immediate Release:	Contact:	Susan Scanlan (703) 812-7990 ext 15

National Council of Women’s Organizations Calls on the Federal

Communications Commission to Approve the Merger of Sirius Satellite

Radio and XM Radio

“Satellite radio today is a mere 3.4 percent of the overall radio market – a market dominated by men. A more affordable satellite radio market would be valuable not only to our members, but also to women across the U.S.,” Susan Scanlan, Chair NCWO.

Washington, DC (June 21, 2007) – The National Council of Women’s Organizations (NCWO), a coalition of over 200 women’s organizations and representing over 11 million diverse and talented American women, today called on the Federal Communications Commission (FCC) to approve the proposed merger of XM Radio (NASDAQ: XMSR) and Sirius Satellite Radio (NASDAQ: SIRI).

“Today, satellite radio is a mere 3.4 percent of the overall radio market – a market dominated by men. A stronger satellite offering can increase the audience for satellite radio,” said Susan Scanlan, NCWO Chair. “A more affordable and more diverse satellite radio market would be valuable not only to our members, but also to women across the United States.”

Satellite radio is home to a number of influential women. From Judith Warner to Candace Bushnell to broadcasting legends Barbara Walters and Oprah Winfrey, satellite radio offers women a unique perspective absent on everyday commercial radio and previously only accessible on television. With expanded choices and lower prices, satellite radio will develop into an even more attractive option for women nationwide.

“Expanding the audience and diversity of satellite radio programming would give women a better opportunity to access new sources of entertainment and enlightenment,” added Scanlan. “Diversity in programming is a critical component of this merger, and should not be overlooked by members of the FCC Board as they begin their review process.”

The NCWO joins several prominent and diverse national organizations such as the National Black Chamber of Commerce, Hispanic Federation, Latino Coalition, the League of Rural Voters, Women Impacting Public Policy, League of United Latin American Citizens (LULAC) and Women Involved in Farm Economics, among others in supporting the efforts of satellite radio to bring greater competition, lower prices and diverse programming to American consumers.

The National Council of Women’s Organizations (NCWO) is a nonpartisan, nonprofit coalition of more than 200 women’s organizations across the nation collectively representing over eleven million women. For years, NCWO has convened the leadership of major women’s organizations dedicated to focusing on national issues and public policy agendas affecting women.

###

For Immediate Release:	Contact:	Patricia Smith (202) 561-3892.

Leaders of Second District AME Church Join the Call for Prompt FCC Approval of

Sirius Satellite Radio and XM Radio Merger

“Commercial Radio Stations Tend to Program for a Narrow Audience that Often Excludes African

American Voices – Right Rev. Adam J. Richardson, Jr., Bishop, AME Church, Second District

Washington, D.C. (June 19, 2007) – The Second District of the African Methodist Episcopal Church (AME), serving Maryland, Virginia, North Carolina, the District of Columbia and 150,000 members, today weighed in with its strong support for the merger of Sirius Satellite Radio (Nasdaq: SIRI) and XM Radio (Nasdaq: XMSR) before the Federal Communications Commission (FCC).

“While African American music and culture have moved more into the mainstream in the last decade, our community still remains neglected by major media companies,” said the Right Reverend Adam J. Richardson, Jr., Bishop of the Second District of the AME Church. “Both XM Radio and Sirius have shown a true interest in providing a wealth of options to a large and diverse audience of Americans.”

The variety of programming available on satellite radio, including the modern gospel station Praise, countless music stations showcasing the past, present and future of African American talent, and sports commentary with Tiki Barber and Keyshawn Johnson has provided the African American community with a significant new source of information, entertainment and spiritual fulfillment.

“Major radio stations tend to program for a narrow audience that often excludes African American voices,” Bishop Richardson added. “It is in the public interest to strengthen the already challenged satellite radio industry in order to lower prices, give consumers more choice and create more options in the radio industry. To that end, we urge the Federal Communications Commission (FCC) to expedite the approval of the merger of XM Radio and Sirius Satellite Radio.”

Recognizing the efforts of Sirius and XM Radio to offer more diverse programming more efficiently and at a lower price for consumers, the Second District of the AME Church has joined a growing list of minority advocates, including the National Black Chamber of Commerce, Latino Coalition, the League of United Latin American Citizens (LULAC), Hispanic Federation and the League of Rural Voters in supporting the merger for the continued benefit of America’s consumers.

The Second Episcopal District encompasses the jurisdictions of Maryland, Virginia, North Carolina and the District of Columbia. The district is organized into 5 annual conferences – Baltimore, Washington, Virginia, North Carolina, and Western North Carolina and 10 presiding elder districts. Its 400 local congregation have a membership of 150,000 persons. Affiliated non-profits own and operate many other programs and services adding additional fiscal and qualitative value to the asset base of the Second Episcopal District

FOR IMMEDIATE RELEASE	Media Contact:
June 18, 2007	Anne Sullivan
(202) 626-8528

Women Impacting Public Policy Voices Its Support for SIRIUS-XM Merger

WIPP Cites Merger as Beneficial for Women, Small Businesses and Consumers

WASHINGTON, DC (June 18, 2006) – Women Impacting Public Policy (WIPP) announced its support today of the merger between SIRIUS Satellite Radio (Nasdaq: SIRI) and XM Satellite Radio (Nasdaq: XMSR) in a letter filed with the Federal Communications Commission (FCC).

“WIPP believes the merger of SIRIUS and XM will substantially enhance programming choices by creating a stronger satellite radio company,” said WIPP President Barbara Kasoff, in the group’s letter to the FCC. “It will also provide a number of important economic benefits for small businesses, clearly benefiting the public interest, and therefore should be approved by the FCC without delay.”

SIRIUS and XM provide a breadth of programming choices that appeal to WIPP’s membership, who are often underserved by other providers in the broad audio news and entertainment marketplace. For instance, the “one size fits all” model of programming found on terrestrial radio consistently overlooks the particular interests of consumers in favor of more nationalized, homogenous content. This is true of many of WIPP’s members, who do not have the same access to programming tailored to their interests as they do on satellite radio.

“Especially relevant to WIPP membership is the prospect of increasing the number of channels offering small business content, particularly issues of special interest to women and minorities in business,” added Kasoff.

WIPP is also encouraged by the operational efficiencies and the ensuing pricing benefits consumers will enjoy as a result of the merger. For example, when the merger is approved, consumers will be able to receive a variety of content from both services at a range of prices, including more à la carte offerings and pricing options that cost less than what they would currently pay.

As a national bipartisan public policy organization that advocates for and on behalf of women and minorities in business, WIPP believes the success of this merger will benefit our membership and all consumers nationwide.

###

About WIPP:

Women Impacting Public Policy is a national bi-partisan group comprising well over half a million members. The non-profit organization is the public policy voice for 47 national Women in Business groups and is The Voice for Women in Business in Our Nation’s Capital. WIPP strengthens its members’ sphere of influence in the legislative process, creates economic opportunities for members and builds alliances with other small business organizations. Visit www.wipp.org.

For Immediate Release:	Contact:	Frankie Miranda
(212) 233-8955

Prominent Latino Groups Urge Federal Communications Commission (FCC)

to Grant Speedy Approval of the Merger of Sirius Satellite Radio

and XM Radio

This Merger Will Offer Consumers Programming that is Diverse and Accessible at Reasonable

Prices – Lillian Rodriguez – Lopez, Hispanic Federation President

New York, NY. (June 13, 2007) – The Hispanic Federation (HF), one of the nation’s largest Latino advocacy organizations, today joined a number of prominent groups in supporting the merger of Sirius Satellite Radio (Nasdaq: SIRI) and XM Radio (Nasdaq: XMSR).

“We encourage actions that will provide our community with the benefits of competition, lower prices and more choices in a fair and equitable manner,” said Lillian Rodriguez-Lopez, Hispanic Federation President. “We believe that the XM-Sirius merger will achieve these objectives and as such, we urge the Federal Communications Commission (FCC) to grant a speedy approval.”

Satellite radio provides an important new source for news, information and entertainment for Hispanic Americans. With an emphasis on Latino programming unheard of on commercial radio, including CNN en Español, ESPN Deportes and Mexico Canta, Sirius and XM have both shown an innovative and dedicated approach to reaching Hispanic listeners.

“For the most part, the mainstream media companies offer very limited music and entertainment programming targeted to the Hispanic community,” added Ms. Rodriguez-Lopez. “We believe that satellite radio provides expanding and vibrant platforms for news and entertainment for Hispanic Americans.”

Hispanic Federation joins a number of prominent national organizations including the League of United Latin American Citizens (LULAC), Latino Coalition, New York State Federation of Hispanic Chambers of Commerce, National Black Chamber of Commerce and League of Rural Voters in supporting the merger of Sirius Satellite Radio and XM Radio.

The Hispanic Federation is a service-oriented membership organization of 94 Latino health and human services agencies dedicated to promote the social, political and economic well-being of the Latino community. The Federation provides a wide range of services geared towards strengthening Hispanic families and supporting Latino institutions serving over two million Hispanics living in the Northeast region. For more information, please visit www.hispanicfederation.org.

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FOR IMMEDIATE RELEASE	Media Contact:
June 12, 2007	Pam Potthoff
(308) 276-2548

WOMEN INVOLVED IN FARM ECONOMICS ISSUES LETTER OF SUPPORT

FOR SIRIUS-XM SATELLITE RADIO MERGER

Cross Country Signal Allows Farmers Everywhere to Enjoy Top Quality Music,

News, Entertainment and Sports Programming

WASHINGTON, DC – Women Involved in Farm Economics (WIFE) today endorsed the SIRIUS (Nasdaq: SIRI) and XM (Nasdaq: XMSR) satellite radio merger and encouraged the Federal Communications Commission (FCC) to allow the deal to go through.

“The farms and rural communities we represent have been well-served by satellite radio,” said WIFE President Pam Potthoff, in a letter to the FCC. “Approval of the merger between SIRIUS and XM will ensure that our communities continue to receive important informational service via satellite radio, and also will provide our constituents with more programming choices at improved prices.”

Rural communities benefit greatly from the weather, emergency, and other informational services provided by satellite radio. SIRIUS regularly broadcasts 24/7 news and weather information during natural disasters and other emergencies while XM provides Red Cross Radio, which delivers critical information for victims and relief workers in disaster zones.

In addition to the weather, emergency and other informational services provided by SIRIUS and XM, rural communities enjoy and depend upon satellite radio to provide a diverse selection of programming. Both companies provide a broad range of channels, including specialized choices that appeal to our members and are unmatched by other service providers. The merger of SIRIUS and XM will enhance these programming options for rural listeners and consumers everywhere.

WIFE was organized in December 1976 at Sidney, Nebraska as a non-profit agricultural association. We are a grassroots organization dedicated to improving profitability in production agriculture through educational, legislative, communicative, and cooperative efforts. To learn more, visit http://www.wifeline.com.

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For Immediate Release:	Contact:	Alfred Placeres
(212) 222-8300

New York State Federation of Hispanic Chambers of Commerce Lends its

Overwhelming Support to SIRIUS/XM Satellite Radio Merger

This Satellite Radio Merger Will be a Win-Win for our Businesses and our Community and We

Wholeheartedly Support it – Alfred Placeres, Esq. President, NYSFHCC

New York, NY (June 07, 2007) – New York State Federation of Hispanic Chambers of Commerce (NYSFHCC), one of the largest statewide advocates for the country’s two million Hispanic-owned businesses, today voiced its overwhelming support of the merger of SIRIUS (Nasdaq: SIRI) and XM Satellite Radios (Nasdaq: XMSR).

“The Hispanic marketplace is expanding at an unprecedented rate not only in large metropolitan areas, but in every remote corner of the nation,” said Alfred Placeres, Esq. NYSFHCC President. “We firmly believe that alternative news sources found in satellite radio have played a role in fueling this economic growth and we strongly urge the merger’s approval.”

Satellite radio is a central new source of information for Latinos and Hispanic Americans, providing many listening options unavailable on terrestrial radio. With CNN en Español, ESPN Deportes, and a wide variety of Latin music channels, both SIRIUS and XM have demonstrated a keen awareness and interest in the Hispanic marketplace.

“With expanded choices and better prices, satellite radio will be an even more attractive option for consumers, and this ultimately benefits our Chamber members and the two-million Latino-owned businesses in the U.S.” added Placeres. “Our community is more informed and better prepared to make important business decisions as a result.”

The NYSFHCC joins a host of prominent national organizations including The Latino Coalition, The League of United Latin American Citizens (LULAC), National Black Chamber of Commerce, Hispanic Federation and League of Rural Voters in supporting this merger for the benefit of Hispanic-American businesses and the community at large.

New York State Federation of Hispanic Chambers of Commerce serves as an umbrella organization and network for more than 40 organizations. We are dedicated to sharing resources, opportunities and information to strengthen and serve the Hispanic Business Community.

###

FOR IMMEDIATE RELEASE	CONTACT:	Niel Ritchie
May 31, 2007		(612) 879-7578

SIRIUS/XM SATELLITE RADIO MERGER CRITICAL TO GROWTH AND

DEVELOPMENT OF RURAL COMMUNITIES

League of Rural Voters Adds its Voice and Support for Sirius/XM Satellite Radio Merger

Minneapolis, MN – The League of Rural Voters urged the Federal Communications Commission (FCC) to approve the merger between XM Radio (Nasdaq: XMSR) and SIRIUS Satellite Radio (Nasdaq: SIRI), noting that the combined entity would offer listeners in rural communities more programming options at lower prices than those currently available from the two companies separately.

“In many rural areas throughout America, commercial radio reception can be extremely limited. Satellite radio has offered listeners in rural areas a robust alternative with hundreds of specialized channels that meet the programming needs of rural America,” said Niel Ritchie, the League’s Executive Director.

Consolidation of the commercial, over-the-air radio industry over the last decade has left much of rural America behind in recent years, as locally-owned stations are replaced with corporate conglomerates producing homogenized content with so-called local news and weather delivered from offices hundreds of miles away.

In announcing its support of the merger, the League also highlighted rural listeners who depend on satellite radio’s emergency and public safety stations.

Satellite radio is often the best source of diverse music, talk, news, and sports in remote areas, as many other alternatives to terrestrial radio have yet to reach there. A successful merger of XM and SIRIUS creates even more programming options and provides a clear benefit to the many listeners living in rural America.

The League of Rural Voters was founded in 1985 as a non-profit organization dedicated to increasing the representation of rural people in the public policy making process. The League seeks to build awareness of the economic challenges facing rural communities while advocating for federal and state policies that focus government resources on education, health care and local and regional economic development.

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FOR IMMEDIATE RELEASE	CONTACT:	Robert de Posada
May 23, 2007		202-546-0008

LATINO LEADERS STRONGLY APPROVE MERGER OF SIRIUS-XM SATELLITE RADIO

The Latino Coalition Calls for More Programming Diversity and Lower Costs to

American Consumers as a Result of the Merger

WASHINGTON, DC – The Board of Directors of The Latino Coalition (TLC) today urged the FCC to approve the merger of SIRIUS and XM Satellite Radio, a merger which is beneficial to the health of the satellite radio industry and to the larger cause of strong competition in the audio entertainment marketplace.

“For far too long, the Latino market has been ignored by traditional radio companies,” said TLC President Robert G. de Posada. “Hispanics must turn to alternative sources like satellite radio for Spanish-language news, sports, music and diverse cultural programming.”

The satellite radio industry has been a launching pad for Hispanic programmers and is an increasingly popular service for a vast numbers of Latino consumers and other listeners who enjoy the richness of Hispanic culture, arts and news.

For programmers, the elimination of duplicate programming and expanded channel capacity will provide new opportunities for Hispanics and other entrepreneurial programmers as well.

“As a strong advocate for the diverse needs of the Latino community, we are always supportive of measures that will bring variety and expanded options to our community. In our judgment, the XM/SIRIUS merger will accomplish just that by bringing more programming opportunities for Hispanic Americans and millions of other listeners,” added de Posada.

With expanded choices and better prices, satellite radio will be an even more attractive option for consumers and this ultimately benefits the growing Latino community in every part and section of the country.

The Latino Coalition is a non-profit, non-partisan organization based in Washington, D.C. TLC was established to address policy issues that directly affect the well-being of Hispanics in the United States. TLC’s agenda is to develop and promote policies that will foster economic equivalency and enhance overall business, economic, and social development of Hispanics. www.thelatinocoaltion.com

707 Fifth Street, S.E. • Washington, DC 20003 • 202-546-0008 Tel • 202-546-0807 Fax • www.TheLatinoCoalition.com

National Black Chamber of Commerce

1350 Connecticut Avenue NW Suite 405, Washington DC 20036

202-466-6888 202-466-4918 fax www.nationalbcc.org info@nationalbcc.org

FOR IMMEDIATE RELEASE	CONTACT:	Kay DeBow
May 21, 2007		202-466-4908

NATIONAL BLACK CHAMBER OF COMMERCE URGES FCC APPROVAL

OF SIRIUS-XM SATELLITE RADIO MERGER

Notes numerous consumer benefits and improved programming for African Americans

WASHINGTON, DC – The National Black Chamber of Commerce (NBCC), representing 95,000 African American owned businesses, echoed its support today for the merger between XM Radio and SIRIUS Satellite Radio, urging the Federal Communications Commission (FCC) to act swiftly in its approval.

“Satellite radio is critical to the programming needs of African Americans,” said Harry Alford, NBCC president and CEO in a letter to the FCC. “Both companies offer dozens of channels that are targeted to African American entrepreneurs, entertainers, and consumers. A combined company will improve efficiency, expanding the breadth of these offerings while offering African Americans more choices at lower prices.”

XM and SIRIUS have both committed to offering opportunities for African American programmers and more choices for consumers at a lower per-unit cost. NBCC believes that these benefits clearly serve the public interest and that a stronger, more robust satellite radio industry will only enhance future competition.

There are currently many choices for consumers in the audio entertainment market, including AM/FM radio, HD and Internet radio, mp3 players, and many others. Allowing Sirius and XM to merge will allow them to more effectively compete and improve a new and developing market in audio entertainment.

The National Black Chamber of Commerce was incorporated in Washington, DC in March 1993. This business association represents 95,000 Black owned businesses and provides an advocacy that reaches all 1 million Black owned businesses. It is dedicated to economically empowering and sustaining African American communities through entrepreneurship and capitalistic activity within the United States and via interaction with the Black Diaspora. www.nationalbcc.org

# # #

For Immediate Release:	Contact: Lizette Olmos (202) 833-6130

League of United Latin American Citizens Reaffirms Support of Sirius/XM

Satellite Radio Merger

Satellite Radio Provides Unprecedented Access to Non-Traditional Sources of News and

Information that are Critical to our Community – LULAC

Washington, D.C. (May 23, 2007) – The League of United Latin American Citizens (LULAC), the largest and oldest Latino organization in the United States today reaffirmed its strong support of the merger of Sirius and XM satellite radios.

“This is obviously important to LULAC, and this is likely to provide both Hispanic programmers and consumers with opportunities and choices,” said Rosa Rosales, LULAC National President. “More programming means that the ever diverse American consuming public can look to Satellite radio for news and entertainment.”

Satellite radio is a critical medium for Hispanic Americans, making available a wide range of listening choices that are not generally available on traditional broadcast radio. For example, ESPN Deportes, CNN Español, and several Latin music channels.

“More programming means more jobs – from the on-talent to production crews. And more programming means that the ever creative and entrepreneurial American spirit has yet one more potential outlet and distribution channel,” said Brent Wilkes, LULAC Executive Director.

In most cases, LULAC would support the maintenance of strong competition between two providers in a relevant market. But here there are considerable benefits from the proposed merger that we believe outweigh any countervailing concerns.

With expanded choices and better prices, satellite radio will be an even more attractive option for consumers and this ultimately benefits the growing Latino community in every part and section of the country and this is something that LULAC believes is clearly in the best interest of the community.

The League of United Latin American Citizens, the oldest and largest Hispanic membership organization in the country, advances the economic conditions, educational attainment, political influence, health and civil rights of Hispanic Americans through community-based programs operating at more than 700 LULAC councils nationwide.

# # #

In addition, the “Merger Resources” page of the updated internet website also contains links to the following materials included on the internet website:

THIS MERGER IS NOT LIKE ECHOSTAR/DIRECTV

While the FCC raised objections to the DIRECTV-EchoStar merger in 2002, none of those objections apply in the case of the proposed satellite radio merger in 2007, because the product markets at issue in each case are fundamentally different.

•

Although some opponents of the satellite radio merger have suggested otherwise, the Commission’s review of the proposed merger of DIRECTV and EchoStar in 2002 provides no guidance to the analysis applicable here. This is because the product markets at issue in the two transactions are fundamentally different.

•	Satellite radio is a small part of the highly competitive and ever-expanding market for audio entertainment services.

•	In contrast, in 2002, the FCC identified a very narrow product market for DBS, finding that each market consisted only of the two DBS providers and the local cable monopoly.

•	That narrow finding on the DBS product market gave rise to a number of concerns, such as the reduction of viewpoint diversity and the creation of a monopoly in areas where there was no cable.

•	Such concerns do not apply to satellite radio. Even after a satellite radio merger, many competitors—most of which already have larger market shares than satellite radio—would remain.

THIS MERGER IS NOT LIKE ECHOSTAR/DIRECTV

SUMMARY: The FCC’s 2002 analysis of the proposed merger of DIRECTV and EchoStar does not apply to this transaction, because the product markets at issue in each case are fundamentally different. The FCC adopted a very narrow definition of the DBS market, which in turn gave rise to various concerns that do not exist in the broad and competitive audio entertainment market in which satellite radio competes.

Although some opponents of the satellite radio merger have suggested otherwise, the Commission’s review of the proposed merger of DIRECTV and EchoStar in 2002 provides no guidance to the analysis applicable here. This is because the product markets at issue in the two transactions are fundamentally different.

I.	THE COMMISSION’S ANALYSIS OF THE PROPOSED

    DBS MERGER IN 2002 DOES NOT APPLY TO THIS TRANSACTION.

The Commission must review the proposed transaction in light of this evidence of intense competition in the audio entertainment market, not in light of precedent from another context. The evidence in this proceeding shows that satellite radio is one of many options—and in fact, the least commonly used option—that consumers have for accessing audio entertainment today. Thus, even after a satellite radio merger, many competitors would remain, including one—free over-the-air AM and FM radio—that is dominant by a substantial margin.

The Commission’s review of the proposed merger of the two providers of direct broadcast satellite (“DBS”) service in 2002 involved an entirely different set of facts. While the Commission did not “conclusively define” the relevant product market for DBS in 2002 (deciding that it required “additional evidence”), its statements reflected a very narrow view of the relevant product market.1 After finding that the appropriate geographic market for DBS was local, equivalent to the local cable operator’s franchise area,2 the Commission determined that the relevant product market consisted, at most, of the two DBS providers, the local cable monopoly, and select other services.3 In fact, the Commission suggested that the market might not even include cable, a DBS-only view for which then-Commissioner

[1]

Application of EchoStar Communications Corporation (a Nevada Corporation), General Motors Corporation, and Hughes Electronics Corporation (Delaware Corporations), Transferors, and EchoStar Communications Corporation (a Delaware Corporation), Transferee, Hearing Designation Order, 17 FCC Rcd 20559 ¶¶ 114-15 (2002) (“Hearing Designation Order” or “HDO”).

[2]	Id. ¶ 119.

[3]	Id. ¶¶ 114-15.

[

Martin criticized the majority.4 The Commission further found that this market excluded terrestrial broadcast television altogether.5

Having thus concluded that the relevant product market for DBS included at most three providers per local market, the Commission proceeded to identify possible public interest harms it believed might result from the merger. However, none of these concerns arises in connection with the XM-Sirius merger, given the far broader product market in which it competes:

“Merger to Monopoly” Problem. The FCC found that, in rural areas where there was no cable, a DBS merger would result in a monopoly.6 An XM-Sirius merger will not produce this same result, given the higher number of competitive alternatives.7

Impact on Spectrum Policies. The FCC cited as one of its “foremost concerns” the fact that a merger would result in a single company controlling the entire U.S.-allotted, full-CONUS DBS spectrum.8 Specifically, although the FCC conceded that a merger would create efficiencies by eliminating duplicative programming, it found that this result “appear[ed] to be inconsistent with well-established federal pro-competitive spectrum policies” that favored multiple licensees.9 But such spectrum policies are based on competitive concerns, and in the case of satellite radio—in contrast to satellite radio—there would be substantial competition (including from competitors using other types of spectrum) even after a satellite radio merger. Moreover, notwithstanding the FCC’s statements in 2002, there is

[4]	Id., Martin Statement at 131 (criticizing the majority’s “unwilling[ness] to conclude that cable and DBS services compete”).

[5]

Although the Commission did not clearly explain its reasoning for excluding broadcast television in that order, it has consistently excluded broadcast television in defining the relevant product markets for DBS and cable. Despite acknowledging that over-the-air, broadcast television competes directly with cable and DBS, the Commission has found that broadcast television does not constrain pricing of other MVPDs. Compare Annual Assessment of the Status of Competition in the Market for the Delivery of Video Programming, Notice of Inquiry, 2005 WL 1939218, MB Docket No. 05-255, at ¶ 6 (rel. Oct. 3, 2005) (noting that “[m]ost consumers can receive video programming from broadcast television stations over the air, one cable provider, at least two DBS providers, and, in limited cases, a wireline overbuilder or other delivery technology”), with General Motors Corporation and Hughes Electronics Corporation, Transferors, and The News Corporation Limited, Transferee, for Authority to Transfer Control, Memorandum Opinion and Order, 19 FCC Rcd 473 ¶ 75 (2004) (finding that “broadcast television is not sufficiently substitutable with the service provided by MVPDs to constrain attempted MVPD price increases, and hence, is not in the same relevant product market”).

[6]	HDO ¶ 99.

[7]

This argument would apply even in those few rural areas in which terrestrial radio is not available, as there would remain other competitive alternatives for mobile entertainment, such as iPods and like devices.

[8]	HDO ¶ 87.

[9]	Id. ¶¶ 57, 88.

precedent for having a single licensee in a band (i.e., nationwide licenses).10

Reducing Viewpoint Diversity. Although the FCC dismissed arguments that the DIRECTV-EchoStar transaction would impair programming diversity, it found that the merger would “diminish[] viewpoint diversity by reducing the number of .editors available to American consumers.”11 The FCC found that DBS operators contribute to viewpoint diversity by playing a “gatekeeper role” that “clearly affects” which entertainment and news programming is available.12 The audio entertainment market does not present the same concern, since it includes many different providers/editors. Also, satellite radio at present probably does not contribute to viewpoint diversity to the same degree as DBS providers. In addition, the FCC’s findings concerning DBS turned on whether DBS could provide local news and public affairs programming; once DBS providers developed that capability (by retransmitting local broadcast signals), the FCC found that they promoted viewpoint diversity.13 XM and Sirius by FCC mandate do not provide locally-oriented programming.

Increased Market Concentration. The FCC found that the DBS merger would “increase concentration in a market that is already highly concentrated,” creating a risk of higher prices and other anti-competitive effects.14 This concern does not apply in the context of satellite radio, where the same degree of concentration does not exist. Rather, terrestrial radio has the highest market share, so any merger between the satellite radio providers would only serve as a check on that dominance.

Barriers to Entry. The FCC also found that there were “significant barriers to timely competitive entry” in the MVPD market, eliminating any check on the market power of the merged company.15 That concern does not carry the same weight in the context of satellite radio, given the kind and number of competitors that have already entered.

• • • • • • • • •

IN SHORT, unlike the DBS merger reviewed by the FCC five years ago, the proposed merger between XM and Sirius comes at a time of strong and growing competition in audio entertainment. In fact, in contrast to the DBS context, even a merged satellite radio provider would possess a slight market share and be constrained by the multiplicity of other media. Accordingly, the Commission’s conclusions concerning the proposed merger of DIRECTV and EchoStar have no relevance to the transaction proposed here.

[10]

See, e.g., Amendment of the Commission’s Rules to Establish Part 27, the Wireless Communications Service (“WCS”), Report and Order, 12 FCC Rcd 10785 ¶ 46 (1997); Amendment to Parts 1, 22, 27 and 90 of the Commission’s Rules to Licensee Services in the 216-220 MHz, 1390-1395 MHz, 1427-1429 MHz, 1429-1432 MHz, 1670-1675 MHz, and 2385-2390 MHz Government Transfer Bands, Report and Order, 17 FCC Rcd 9980 ¶¶ 21-22 (2002).

[11]	HDO ¶ 52.

[12]	Id. ¶ 51.

[13]	Id. ¶ 52.

[14]	Id. ¶ 139.

[15]	Id. ¶ 142.